As filed with the U.S. Securities and Exchange Commission on May 20, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Veoneer, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3714	82-3720890
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Klarabergsviadukten 70,

Section C6

Box 13089, SE-103 02

Stockholm, Sweden

+48 8 527 762 00

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

The Corporation Trust Company

1209 Orange Street

Wilmington, DE

(302) 658-7581

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Dennis O. Garris David A. Brown Alston & Bird LLP 950 F Street NW Washington, DC 20004 (202) 239 3463	Lars A. Sjöbring Executive Vice President, Legal Affairs, General Counsel and Secretary Veoneer, Inc. Klarabergsviadukten 70, Section C6 Box 13089, SE-103 02 Stockholm, Sweden +48 8 527 762 00	Sebastian R. Sperber Jorge U. Juantorena Cleary Gottlieb Steen & Hamilton LLP 2 London Wall Place London EC2Y 5AU, United Kingdom +44 20 7614 2237

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer ☐	Non-accelerated filer ☐
Smaller reporting company	☐		Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with anynew or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(3)
Common Stock, par value $1.00 per share	—	—	$402,500,000	$48,783

(1)

A portion of the common stock offered in this offering may be delivered to a depositary, which will then issue Swedish Depository Receipts, or SDRs, representing our common stock, with each SDR representing one share of our common stock, to relevant non-U.S. person purchasers of our common stock that have requested receipt of SDRs. The number of SDRs that may be delivered will be limited due to Swedish legal restrictions.

(2)	Includes shares that the underwriters have the option to purchase from the Registrant.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 20, 2019

$350,000,000

Common Stock

We are offering $350,000,000 of shares of our common stock. The common stock of Veoneer, Inc. is listed on the New York Stock Exchange under the symbol VNE. A portion of the common stock offered in this offering may be delivered to a depositary, which will then issue Swedish Depository Receipts, or SDRs, representing our common stock, with each SDR representing one share of our common stock, to the relevant non-U.S. person purchasers of our common stock that have requested receipt of SDRs. The number of SDRs that may be delivered will be limited due to Swedish legal restrictions. The SDRs trade on Nasdaq Stockholm under the ticker symbol “VNE SDB.” On May 17, 2019, the last reported sale price of our common stock on the NYSE was $18.86 per share and the last reported sale price of our SDRs on Nasdaq Stockholm was SEK 184.3 per SDR. Based on an assumed public offering price of $18.86 per share, we would expect to offer 18,557,794 shares of our common stock in this offering.

Concurrently with this offering of common stock, we are offering $150,000,000 aggregate principal amount of our        % Convertible Senior Notes due 2024, which we refer to as the convertible notes (or $172,500,000 aggregate principal amount of convertible notes if the underwriters in that offering exercise in full their over-allotment option to purchase additional convertible notes), in an underwritten offering pursuant to a separate prospectus. The closing of this offering of common stock is not contingent upon the consummation of the concurrent convertible notes offering, and the concurrent convertible notes offering is not contingent upon the closing of this offering of common stock. See “Concurrent Convertible Notes Offering.”

This prospectus is not an offer to sell or a solicitation of an offer to buy any securities being offered in the concurrent offering of convertible notes. See the section of this prospectus titled “Concurrent Convertible Notes Offering” for a summary of the terms of the convertible notes and a further description of the concurrent offering of convertible notes.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” for additional disclosure regarding underwriting discounts, commissions and expenses.

The underwriters may also purchase up to an additional $52,500,000 of shares of our common stock at the public offering price, less the underwriting discounts and commissions payable by us, solely to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Delivery of the common stock is expected to be made on or about            , 2019.

MORGAN STANLEY
NORDEA	SEB

The date of this prospectus is            , 2019.

NEITHER WE NOR THE UNDERWRITERS HAVE AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION OTHER THAN THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN ANY FREE WRITING PROSPECTUS PREPARED BY OR ON BEHALF OF US OR TO WHICH WE HAVE REFERRED YOU. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE SUCH OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE ONLY AS OF ITS DATE, REGARDLESS OF ITS TIME OF DELIVERY OR OF ANY SALE OF SHARES OF OUR COMMON STOCK. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in our common stock. You should read carefully this entire prospectus, including the documents incorporated by reference herein, and any free writing prospectus we authorize for use in connection with this offering, before making an investment decision, especially the risks of investing in our securities discussed in “Risk Factors,” and in our Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Form 10-K”) and our Quarterly Report on Form 10-Q for the period ended March 31, 2019, as well as the consolidated financial statements and notes to those consolidated financial statements incorporated by reference into this prospectus. In this prospectus, unless the context suggests otherwise, references to “Veoneer” the “Company,” “we,” “us” and “our” refer to Veoneer, Inc. In addition, any reference to or description of our concurrent offering of        % Senior Convertible Notes due 2024, which we refer to as the convertible notes, herein is wholly subject to the other prospectus pursuant to which the convertible notes are being offered, and you should not rely on this prospectus in making an investment decision to purchase the convertible notes. We refer to our concurrent offering of convertible notes as the concurrent convertible notes offering.

About the Company

Veoneer is a global leader in the design, development, manufacture and sale of automotive safety electronics. Our ambition is to be a leading system supplier for advanced driver assistance systems (ADAS), Collaborative Driving, highly automated driving (HAD) solutions, and autonomous driving (AD) as well as a market leader in automotive safety electronics products.

Based on our purpose of “Creating Trust in Mobility”, our safety systems are designed to make driving safer and easier, more comfortable and convenient, and to intervene before a collision. Our systems currently include active safety sensors, ADAS control electronics and software for both ADAS and AD solutions, brake control systems, restraint control electronics and crash sensors for deployment of airbags and seatbelt pretensioners. Including joint venture operations, Veoneer has 10 manufacturing sites and operates in 13 countries and its customers include the world’s largest car manufacturers. Veoneer’s sales in 2018 were $2.2 billion, approximately 37% of which consisted of active safety products, approximately 44% of which consisted of restraint control systems and approximately 19% of which consisted of brake systems products. Our business is conducted primarily in Europe, the Americas and Asia. As of March 31, 2019, Veoneer had approximately 7,600 associates worldwide and total associates of approximately 9,200, including temporary personnel.

Veoneer, Inc. is a Delaware corporation with its principal executive offices in Stockholm, Sweden. On June 29, 2018, we became an independent company as a result of the separation of the Electronics segment from Autoliv, Inc. (“Autoliv”). Veoneer was incorporated under the laws of Delaware in 2017 for the purpose of holding this business. The separation was completed in the form of a pro rata distribution of 100% of the outstanding shares of common stock of Veoneer to the stockholders of Autoliv (the “spin-off”). Shares of Veoneer common stock are traded on the New York Stock Exchange under the symbol “VNE”. Swedish Depository Receipts representing shares of Veoneer common stock (“SDRs”) trade on Nasdaq Stockholm under the symbol “VNE SDB”. Our principal executive office is located at Klarabergsviadukten 70, 111 64, Stockholm, Sweden and our telephone number is +46 8-527 762 00.

Concurrent Convertible Notes Offering

Concurrently with this offering of common stock, we are offering $150,000,000 aggregate principal amount of our        % Convertible Notes due 2024, or the convertible notes (or $172,500,000 aggregate principal amount of convertible notes if the underwriters in that offering exercise in full their over-allotment option to purchase additional convertible notes), in an underwritten offering pursuant to a separate prospectus (the “convertible notes offering”). The closing of this offering of common stock is not contingent upon the closing of our concurrent convertible notes offering and the closing of the convertible notes offering is not contingent upon the closing of this offering of common stock. We cannot assure you that the concurrent convertible notes offering will be completed or, if completed, on what terms it will be completed.

This prospectus is not an offer to sell or a solicitation of an offer to buy any securities being offered in the concurrent offering of convertible notes. See the section of this prospectus titled “Concurrent Convertible Notes Offering” for a summary of the terms of the convertible notes and a further description of the concurrent offering of convertible notes.

Recent Developments and Other Updates

The following summarizes notable recent developments, as well as certain other data and information that may provide investors with further context to the information contained in our 2018 Form 10-K and our Quarterly Report on Form 10-Q for the period ended March 31, 2019.

Adoption of New EU Safety Mandate

The mandate proposed by the European Commission in May 2018 pursuant to the EU General Safety Regulation road-map to make certain active safety features compulsory in light vehicles by 2022 was adopted as initially proposed in March 2019. We continue to believe that such a mandate will increase demand for our Active Safety products, and anticipate strong global sensor adoption rate increases (forward, side and rear) due to the European New Car Assessment Programme’s push for crash avoidance, increased adoption rates due to growing demand around ADAS software features, volume growth due to redundant sensing concepts needed for higher levels of autonomy, potential opportunities in relation to compliance with cyber-security and software updates and step-by-step increased demand for connectivity components as a result. Indeed, with respect to sensors and ADAS software features, our order intake since the adoption of the new mandate appears to validate that long-term expectation.

Order Intake and Order Book

The general lead time from an “order” to the start of production is 2 to 4 years, with typical order billing cycles after start of production of 4 to 6 years, although it may take several months for production of a certain vehicle model to fully ramp up. The Company had an order intake of approximately $1.2 billion in each of the twelve months ending March 31, 2019 and December 31, 2018. This represented a notable increase from approximate order intake of $900 million in 2017 (2016: $800 million; 2015: $250 million) and reflected ongoing customer wins in all key geographic regions, an expansion of the range of products being sold to a number of customers and an increasing diversity and complexity of orders. The proportion of order intake relating to Active Safety products has continued to increase in significance in recent years and represented approximately 75% of the order intake in 2018, as compared to approximately half of order intake in each of 2017 and 2016, and a much more modest portion of order intake in 2015.

Approximately 80% of the aggregate order book of more than $19 billion is presently represented by the Electronics segment, which includes Active Safety and Restraint Control Systems products.

RD&E

As discussed in our 2018 Form 10-K and Quarterly Report on Form 10-Q for the period ended March 31, 2019, the Company’s research, development & engineering expenses, net (RD&E) have increased meaningfully over time, both in absolute terms and as a percentage of net sales. This reflects the Company’s increasing order intake, significant expansion of associates in engineering, and the increasing complexity of programs and orders (which increasingly require development of new technology) alongside the continuing need to maintain Veoneer’s high standards of quality and delivery performance. RD&E was $516 million or 24.2% of net sales in the twelve months ended March 31, 2019, $466 million or 20.9% of net sales in 2018, $375 million or 16.2% of net sales in 2017, $300 million or 13.5% of net sales in 2016 and $214 million or 13.4% of sales in 2015. As of March 31, 2019, approximately 5,200 of our associates were engineers (December 31, 2018: 4,676; December 31, 2017: 3,576; December 31, 2016: 2,775; December 31, 2015: 1,796).

Efficiency Improvement Program

As discussed in our 2018 Form 10-K and Quarterly Report on Form 10-Q for the period ended March 31, 2019, the Company initiated, as part of the market adjustment initiative, a wide-ranging efficiency improvement program in the fourth quarter of 2018 and has continued to take a number of important actions and initiatives pursuant to it. These include:

•

Customer and product focused initiatives: These include prioritization initiatives aimed at winning more orders within the core product portfolio, making the right strategic investments and engaging in ongoing discussions with customers and suppliers on the terms and scope of contracts.

•

Margin improvement initiatives: These include efforts to maintain RD&E costs relatively flat at a maximum of $600 million for the full year 2019 (among other things, by increasing our focus on project management and RD&E efficiency as our staff profile matures and increasing focus on sharing RD&E costs with customers), to review the location of our current operations for possible consolidations that might optimize our operational footprint, and to decentralize profit and loss accountability by business units and product lines as well as Company-wide discretionary cost control measures.

•	Balance sheet and cash flow efficiency initiatives: These include initiatives to restrict capital expenditures and to optimize operating working capital.

We continue to expect these initiatives to start yielding benefits in the second half of 2019 and more broadly from 2020.

Total Addressable Market

We presently estimate, in our base scenario, which reflects products in which we presently are investing or intend to invest, that our total addressable market (TAM) could grow at a compound annual growth rate (CAGR) of around 9% from 2018 through 2025, from an estimated $23 billion in 2018 to an estimated $29 billion in 2020, an estimated $32 billion in 2022 and an estimated $43 billion in 2025. This contrasts with an estimated CAGR of light vehicle production (LVP) of 1.8%, according to IHS as of May 15, 2019. Included in the base scenario is our present estimate that the total addressable market for the Active Safety products in which we presently are investing or intend to invest (including radar (front/side/rear), forward looking cameras (mono/stereo/night vision), ADAS ECU and LiDAR) could grow at a CAGR of approximately 20% over the same period, from an estimated $7 billion in 2018 to an estimated $12 billion in 2020, an estimated $15 billion in 2022 and an estimated $25 billion in 2025. Over and above our base scenario, we estimate that there is the potential for an additional addressable market of $6 billion by 2025 in Active Safety products in relation to driver monitoring, digital mapping and connectivity systems, although no decision has as yet been made to invest in the relevant products.

As discussed in our 2018 Form 10-K, our underlying market is primarily driven by two critical factors: global LVP and Content Per Vehicle (“CPV”), whereby CPV is the clear market driver for the growth of our total addressable market. Indeed, despite low estimates of LVP CAGR in the period from 2018 to 2025, we expect that the higher technological complexity of automotive safety products, and Active Safety products in particular, in the future will drive increasing CPV. We expect CPV (in dollar terms) for new automotive safety technologies to increase over time. We estimate, for example, that unlike today’s broadly-adopted driver support technologies (such as ADAS) and today’s broadly-adopted collaborative driving technologies (such as Advanced ADAS / Supervised Driver Assist), which tend to have CPV of $100 to $500 per vehicle and $500 to $1,000, respectively, more advanced collaborative driving technologies like unsupervised pilots (which we believe will be broadly-adopted in the next five years) will have CPV of $1,500 to $4,000. We estimate that full self-driving technologies (which we believe will be broadly-adopted much later, and likely only by 2030 and thereafter) would require CPV of $8,000 or more.

Continued Focus on Modular and Scalable Product Architectures

Amidst our customers’ fast-changing technology roadmaps, and the reality that implementation of advanced active safety projects entails engineering challenges and increasingly demanding requirements to validate technology, the Company continues to focus on modular and scalable product architectures that can be applied across vehicle variants and vehicle lines. We believe that commonizing initiatives that deliver more shared, standard parts and more modularity in products should allow for increased efficiency, potentially significant cost synergies and cost-conscious monitoring and help to prolong the product life cycle of the Company’s core solutions. Additionally, the Company is developing a new computer architecture platform that is intended to enable more open and efficient collaboration between OEMs and suppliers and allow for efficient cooperation with customers.

Joint Venture Developments

We continue to review and evaluate the development priorities and funding as well as strategic options for our joint ventures, both Veoneer-Nissin Brake Systems (VNBS) and Zenuity. With respect to VNBS, synergies with our core Active Safety business are not evolving as previously anticipated and we intend to review and re-focus investment priorities with a view to optimal product setup and to seek to ensure the business is set-up for long-term success. We believe Zenuity would benefit from re-focused investment priorities towards collaborative driving, enabling evolutionary development towards L4 over the long-term. This is consistent with our expectation that the market will remain mainly focused on L1-2+ for the next decade, with only L0-2 technologies presently expected to be included in virtually all LVP in 2020, approximately 95% of LVP in 2025 and approximately 75% of LVP in 2030. Higher level autonomy technologies (L3+) are still only expected to be included in approximately 25% of LVP in 2030.

Expansion of Executive Management Team

On May 13, 2019, Per Skytt joined the Company in the role of Executive Vice President, Technical Competence Centers. Prior to joining Veoneer, Mr. Skytt served in a number of roles and functions at ABB, a multinational corporation specializing in the areas of robotics, heavy electrical equipment and automation technology. At ABB, Mr. Skytt served in the roles of Vice President and Global Research and Development, Manager Substation Automation, Vice President and Research and Development Product Manager, High Voltage Direct Current (HVDC), Vice President HVDC Systems Manager, and Senior Vice President, Global HVDC Service. Mr. Skytt has a PhD in Physics, Signal Processing, and Automatic Control from Uppsala University in Uppsala, Sweden.

The Offering

Issuer	Veoneer, Inc., a Delaware corporation

Common stock offered by us	$350,000,000 of shares

Common stock outstanding before this offering	87,372,130 shares

Common stock to be outstanding after this offering	105,929,924 shares (or 108,713,593 shares if the underwriters exercise in full their over-allotment option to purchase additional shares), based on an assumed public offering price of $18.86 per share, which is the last reported sale price of our common stock on the NYSE on May 17, 2019.

Concurrent Convertible Notes Offering	Concurrently with this offering of common stock, we are offering $150,000,000 aggregate principal amount of our % Convertible Senior Notes due 2024, or the convertible notes (or $172,500,000 aggregate principal amount of convertible notes if the underwriters in that offering exercise in full their over-allotment option to purchase additional convertible notes), in an underwritten offering pursuant to a separate prospectus. The offering of common stock hereby is not contingent upon the consummation of the concurrent convertible notes offering, and the concurrent convertible notes offering is not contingent upon the consummation of the offering of common stock hereby.

Option to Purchase Additional Shares	We have granted the underwriters an over-allotment option, exercisable within 30 days from the date of this prospectus, to purchase up to $52,500,000 of additional shares of common stock.

Use of Proceeds

We estimate that the net proceeds from this common stock offering will be approximately $            million (or approximately $             million if the underwriters exercise in full their over-allotment option to purchase up to $52,500,000 of additional shares of common stock), after deducting underwriting discounts and commissions and estimated offering expenses based on an assumed public offering price of $18.86 per share, which is the last reported sale price of our common stock on the NYSE on May 17, 2019. We estimate that the net proceeds to us from the convertible notes offering, if completed, will be approximately $            million (or $            million if the underwriters in the convertible notes offering exercise in full their over-allotment option to purchase additional convertible notes) after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering of common stock and the concurrent convertible notes offering for working capital and other general corporate purposes. Such purposes may include additional investments in technology or research and development or for the acquisition of or investment in businesses or joint ventures that complement our business. However, we do not currently have any definitive or preliminary plans with respect to the use of proceeds for such purposes.

We will have broad discretion in using these proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds. Pending their use as described above, we plan to invest the net proceeds in short-term, interest-bearing obligations, investment-grade instruments, money market accounts, certificates of deposit, or direct or guaranteed obligations of the U.S. government.

See “Use of Proceeds” for more information.

Lock-up	We and our directors and executive officers have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or any of our other equity or equity-linked securities for a period of 180 days following the date of this prospectus. See “Underwriting” for more information.

Risk Factors	See “Risk Factors” in addition to other information in this prospectus for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

U.S. Federal Income Tax Consequences	See “Material U.S. Federal Income Tax Consequences.”

New York Stock Exchange Symbol for Our Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol “VNE”.

Swedish Depository Receipts

A portion of the common stock offered in this offering may be delivered to a depositary, which will then issue Swedish Depository Receipts, or SDRs, representing our common stock, with each SDR representing one share of our common stock, to relevant non-U.S. person purchasers of our common stock that have requested receipt of SDRs. The number of SDRs that may be delivered to investors in connection with the common stock offering will be limited due to legal restrictions on how many SDRs may be listed on Nasdaq Stockholm prior to registering a prospectus with the Swedish Financial Supervisory Authority (Sw.Finansinspektionen) (SFSA). Because of such legal restrictions, a suspension of issuances of Veoneer SDRs is expected to begin on May 20, 2019. Once the prospectus is published, the suspension will be lifted, at which time common stock will again be capable of being deposited with the Custodian (if holders thereof so choose) and issuances of SDRs will resume without limitations. The Company will cover the deposit fee charged by the Custodian for deposits of SDRs for the 30 day period following the publication of the Swedish prospectus, although not other expenses or fees charged by brokers or other institutions in connection with the deposit. The Company expects the prospectus to be published by mid to late June 2019 but there are no guarantees that this will occur on this timeframe. The SDRs trade on Nasdaq Stockholm under the ticker symbol “VNE SDB.”

The number of shares of our common stock to be outstanding after this offering is based on 87,372,130 shares of our common stock outstanding as of May 15, 2019, and excludes:

•	All shares of common stock issuable upon conversion of the convertible notes offered in the concurrent convertible notes offering;

•	305,532 shares of common stock issuable upon the exercise of options outstanding as of May 15, 2019, at a weighted-average exercise price of $27.92;

•	668,899 shares of common stock issuable pursuant to restricted stock units, or “RSUs,” or performance shares, or “PSs” as of May 15, 2019; and

•	3,718,038 shares of common stock reserved for future issuance under Veoneer’s 2018 Stock Incentive Plan as of May 15, 2019.

Unless otherwise indicated, all information in this prospectus reflects an assumed public offering price of $18.86 per share, which is the last reported sale price of our common stock on the NYSE on May 17, 2019, and assumes no exercise by the underwriters of their over-allotment option to purchase additional shares.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risk factors described below, together with all of the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our 2018 Form 10-K and our Quarterly Report on Form 10-Q for the period ended March 31, 2019, which are incorporated herein by reference. If any of the risks incorporated by reference or set forth below occurs, our business, operations and financial condition could suffer significantly. As a result, you could lose some or all of your investment in our securities. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, operations and financial condition, or cause the value of our securities to decline.

Risks Related to the Offering of Common Stock

This offering is not contingent on the consummation of the convertible notes offering, and we have broad discretion to use the net proceeds from this offering and the convertible notes offering, which we may not use in ways that increase the value of your investment.

The completion of this offering and the concurrent convertible notes offering are not contingent on the consummation of the other, so it is possible that this offering occurs and the convertible notes offering does not, and vice versa. We cannot assure you that the convertible notes offering will be completed on the terms described herein, or at all.

Our management has broad discretion in the application of the net proceeds from this offering and the concurrent convertible notes offering. If we do not use the net proceeds effectively, our business, financial condition, results of operations, and prospects could be harmed, and the market price of our common stock could decline. Pending their use, we may invest the net proceeds from this offering and the convertible notes offering in short-term, interest-bearing obligations, investment-grade instruments, money market accounts, certificates of deposit, or direct or guaranteed obligations of the U.S. government that may not generate a high yield to our stockholders. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Our ability to raise capital in the future may be limited, which could limit our business plan or adversely affect your investment.

Although we anticipate that the offering of common stock and the concurrent convertible notes offering will address our capital raising needs for the foreseeable future, we cannot assure you that this will be the case. Our operating environment is increasingly challenging, and our business and strategic plans may consume resources faster than we presently anticipate. In the future, should this be the case, we may need to raise additional funds through additional financings, including the issuance of new equity securities, debt or a combination of both. Such additional financings may not be available on favorable terms, or at all. If adequate funds are not available through additional financings on acceptable terms, we may be forced to consider alternative transactions (including sales of non-core / non-active safety assets on terms our existing security holders may perceive as unattractive) in order to fund our operations, repay debt or make new investments, or we may be unable to do so.

If we issue new debt securities to meet such additional financing needs, the debt holders could have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities to meet such additional financing needs, existing stockholders could experience dilution and the price of our common stock may decline, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest.

Sales of a substantial amount of shares of our common stock in the public market, including sales by our directors, executive officers, and significant stockholders, or the perception that these sales could occur, could cause the market price of our common stock to decline and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

We and our executive officers and directors have entered into lock-up agreements with the underwriters under which they have agreed, subject to certain exceptions, not to sell, directly or indirectly, any shares of common stock without the permission of Morgan Stanley & Co. LLC, as representative of the underwriters, for a period of 180 days following the date of this prospectus. We refer to such period as the lock-up period. When the lock-up period expires, we and our executive officers and directors subject to a lock-up agreement will be able to sell our shares in the public market. In addition, Morgan Stanley & Co. LLC may, in its sole discretion, release all or some portion of the shares subject to lock-up agreements at any time and for any reason. Sales of a substantial number of such shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

Future sales of our common stock or equity-linked securities in the public market, could lower the market price for our common stock.

In the future, we may sell additional shares of our common stock or equity-linked securities to raise capital. In addition, a substantial number of shares of our common stock are reserved for issuance upon the exercise of stock options, vesting of restricted stock units and upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock or equity-linked securities, or the perception that such issuances and sales may occur, could adversely affect the market price of our common stock and impair our ability to raise capital through the sale of additional equity or equity-linked securities.

Our ability to take certain actions is restricted to avoid jeopardizing the tax-free status of the spin-off, and this transaction further restricts our ability to take such actions.

To preserve the tax-free treatment of the spin-off, for the initial two-year period following the spin-off, we are prohibited, except in limited circumstances, from taking or failing to take certain actions that would prevent the spin-off and related transactions from being tax-free. In addition, if we take, or fail to take, actions that prevent the spin-off and related transactions from being tax-free (including any actions involving our equity, as described below), we could be liable under our Tax Matters Agreement with Autoliv for the adverse tax consequences resulting from such actions.

Under Section 355(e) of the Code, the spin-off will be taxable to Autoliv if there are (or have been) one or more acquisitions (including issuances) of our stock or the stock of Autoliv, representing 50% or more, measured by vote or value, of the stock of any such corporation and the acquisition or acquisitions are deemed to be part of a plan or series of related transactions that include the spin-off. The issuance of equity securities and securities that could be converted into our equity in accordance with this offering and the concurrent convertible notes offering, as well as any acquisition of our common stock within two years before or after the spin-off (with exceptions, including public trading by less-than-5% stockholders and certain compensatory stock issuances) generally will be presumed to be part of such a plan unless that presumption is rebutted.

Although this offering and the concurrent convertible notes offering will not result in an acquisition of 50% or more of our stock for purposes of these rules, or, consequently, result in the spin-off failing to qualify for tax-free treatment, the issuance of equity securities pursuant to this offering and the concurrent convertible notes offering will reduce the amount of equity securities and securities that could be converted into equity securities that we could issue in the future during the initial two year period referred to above, including issuances to meet our future funding needs or pursue other strategic objectives.

Risks Related to the Concurrent Convertible Notes Offering

Conversion of the convertible notes may dilute the ownership interest of our stockholders or may otherwise depress the price of our common stock.

The conversion of some or all of the convertible notes issued in the convertible notes offering may dilute the ownership interests of our stockholders. Upon conversion of the convertible notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the convertible notes may encourage short selling by market participants because the conversion of the convertible notes could be used to satisfy short positions, or anticipated conversion of the convertible notes into shares of our common stock could depress the price of our common stock.

The accounting method for convertible debt securities that may be settled in cash, such as the convertible notes, could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board, or FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, or ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the convertible notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the convertible notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet at issuance, and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the convertible notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the convertible notes to their face amount over the term of the convertible notes. We will report larger net losses or lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s non-convertible coupon interest rate, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the convertible notes.

In addition, under certain circumstances, convertible debt instruments (such as the convertible notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of such convertible notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of such convertible notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable or otherwise elect not to use the treasury stock method in accounting for the shares issuable upon conversion of the convertible notes, then the “if converted” method of accounting would be applied and accordingly, the full number of shares that could be issued would be included in the calculation of diluted earnings per share, which would adversely affect our diluted earnings per share.

The conditional conversion feature of the convertible notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the convertible notes is triggered, holders of convertible notes will be entitled to convert the convertible notes at any time during specified periods at their option. If one or more holders elect to convert their convertible notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their convertible notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the convertible notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

Certain provisions in the indenture governing the convertible notes offered in the convertible notes offering may delay or prevent an otherwise beneficial takeover attempt of the Company.

Certain provisions in the indenture governing the convertible notes offered in the convertible notes offering may make it more difficult or expensive for a third party to acquire us. For example, the indenture governing the convertible notes will require us to repurchase the convertible notes for cash upon the occurrence of a fundamental change (as defined in the indenture governing the convertible notes) and, in certain circumstances, to increase the conversion rate for a holder that converts its convertible notes in connection with a make-whole fundamental change. A takeover of the Company may trigger the requirement that we repurchase the convertible notes and/or increase the conversion rate, which could make it more costly for a potential acquirer to engage in such takeover. Such additional costs may have the effect of delaying or preventing a takeover of us that would otherwise be beneficial to investors.

Risks Related to Our Industry

The cyclical nature of automotive sales and production can adversely affect our business.

Our business is related to LVP in the global market and by our customers, and automotive sales and LVP are critical drivers for our sales. Automotive sales and production are highly cyclical and can be affected by general or regional economic or industry conditions or uncertainty, the level of consumer demand, recalls and other safety issues, labor relations issues, technological changes, fuel prices and availability, vehicle safety regulations and other regulatory requirements, governmental initiatives, trade agreements, political volatility, especially in energy producing countries and growth markets, changes in interest rate levels and credit availability and other factors. At various times some regions around the world may be more particularly impacted by these factors than other regions. Economic declines that result in a significant reduction in automotive sales and production by our customers have in the past had, and may in the future have, a material adverse effect on our business, results of operations and financial condition.

Our sales are also affected by inventory levels of our customers. We cannot predict when our customers will decide to either increase or reduce inventory levels or whether new inventory levels will approximate historical inventory levels. This may exacerbate variability in our order intake and, as a result, our revenues and financial condition. Uncertainty regarding inventory levels may be exacerbated by consumer financing programs initiated or terminated by our customers or governments as such changes may affect the timing of their sales.

Most of our products are technologically complex and innovative and there can be a significant amount of time between design and production. Development delays resulting from the challenges of integrating new functionality into vehicles and the evolution of our customers’ performance requirements during the development cycle subject us to the risk that our customers cancel or postpone a contract in the time period that it takes us to begin production of a particular product.

Changes in automotive sales and LVP and/or customers’ inventory levels will have an impact on our long-term targets, earnings guidance and estimates. In addition, we base our growth projections in part on business awards, or order intake, made by our customers. However, actual production orders from our customers may not approximate the awarded business or our estimated order intake. Any significant reduction in automotive sales and/or LVP by our customers, whether due to general economic conditions or any other factors relevant to sales or LVP, will likely have a material adverse effect on our business, results of operations and financial condition.

Order intake and the dollar amount of the order intake are not necessarily indicative of future net sales revenues and are subject to a number of uncertainties. If order intake fails to translate into future net sales revenue it may adversely affect our business.

We monitor order intake to make certain predictions related to our capital needs and expenditures and in providing long-term targets, earnings guidance and estimates. Our order intake is the estimated future average annual sales attributable to documented new business awarded based on estimated average annual product volumes, average annual sales price for such products over their anticipated life, and exchange rates. Order intake is not recorded as revenue until the order is completed. The aggregate value of order intake is considered our “order book” and is part of it until the products are manufactured and delivered to customers and we realize net sales revenue from such orders. Since the general lead time from an “order” to the start of production is two to four years and it may take several months for production of a certain vehicle model to fully ramp up, the assumptions we use to determine order intake may no longer be accurate at the time production begins or the order is completed. For example, active safety and restraint control systems order intake from 2013 to 2015 is reflected in sales in 2017 to 2019.

To determine our estimated order intake, we make several assumptions related to vehicle production in a particular year of a particular model, annual product values, sales prices for such products and exchange rates. If any of the inputs to these assumptions fail to materialize as we expect, the net sales revenue actually realized may be adversely impacted. We cannot predict when our customers will decide to either increase or reduce inventory levels or whether new inventory levels will approximate historical inventory levels. Our customers generally do not guarantee order volumes. Additionally, the commercial success of the vehicle models which include our products will also impact whether our order intake translates into net sales revenue. Finally, any significant reduction in automotive sales and/or LVP by our customers, whether due to general economic conditions or any other factors relevant to sales or LVP, will likely have a material adverse effect on whether net sales revenue is ultimately realized from our estimated order book.

Growth rates in safety content per vehicle, which may be impacted by changes in consumer trends and political decisions, could affect our results in the future.

Vehicles produced in different markets may have various safety content values. For now, our products are typically found in vehicles with higher safety content. Because growth in global LVP is highly concentrated in markets such as China and India, our operating results may suffer if the safety content per vehicle remains low in our growth markets. As safety content per vehicle is also an indicator of our sales development, should this trends continue, the average safety systems per vehicle could decline.

Our estimate of total addressable market is subject to numerous uncertainties. If we have overestimated the size of our total addressable market, our future growth rate may be limited.

The Company’s estimates of total addressable market, or TAM, are based on a variety of inputs, including production estimates per product group (which are based in significant part on LVP data and estimates from IHS), and in particular in relation to content per vehicle, or CPV, estimates, the Company’s own market insights, estimates as to the pace and extent of standard-setting and regulatory change, internal market intelligence on prices and penetration/adoption rates of each expected product group and the Company’s history operating in the market (including, among other things, its order and bid experience).

We have not independently verified any third-party information, including LVP estimates by IHS, and cannot assure you of its accuracy or completeness. While we believe our market size estimates are reasonable, such information is inherently imprecise. For example, IHS’s May 2019 estimates of LVP over the time period from 2019 to 2022 are reduced by approximately 26 million vehicles compared to forecasts in June 2018 (around the time of the completion of our spin-off from Autoliv). Compared to forecasts in June 2018, the current global LVP forecast is 8% lower for 2019, 7% lower for 2020 and 5% lower for 2022. In Western Europe, the current forecast is 6% lower for 2019, 6% lower for 2020 and 2% lower for 2022. In North America, the current forecast is 5% lower for 2019, 6% lower for 2020 and 4% lower for 2022. In China, the current forecast is 15% lower for 2019, 13% lower for 2020 and 7% lower for 2022. In the first quarter of 2019, LVP declined by approximately 7%. Compared to forecasts in July 2018, soon after our spin-off, the current global LVP forecast is 8% lower for 2019, 7% lower for 2020 and 5% lower for 2022. In Western Europe, the current forecast is 6% lower for 2019, 6% lower for 2020 and 2% lower for 2022. In North America, the current forecast is 5% lower for 2019, 6% lower for 2020 and 4% lower for 2022. In China, the current forecast is 15% lower for 2019, 13% lower for 2020 and 7% lower for 2022. If IHS or other third-party or internally generated data that is used in our estimates proves to be inaccurate or we make errors in our assumptions based on that data, our actual market may be more limited than our estimates. In addition, these inaccuracies or errors may cause us to misallocate capital and other critical business resources, which could harm our business. Even if our total addressable market meets our size estimates and experiences growth, we may not continue to grow our share of the market. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the estimates of our total addressable market included in this filing should not be taken as indicative of our ability to grow our business.

We operate in highly competitive markets.

The markets in which we operate are highly competitive. We compete with a number of companies that design, produce and sell similar products. Among other factors, our products compete on the basis of price, quality, manufacturing and distribution capability, design and performance, technological innovation, delivery and service. Some of our competitors are subsidiaries (or divisions, units or similar) of companies that are larger than we are and have greater financial and other resources than us. Some of our competitors as well as some of our customers have strategic relationships with outside partners, enabling them to pool resources. Additionally, some of our competitors may also have “preferred status” as a result of special relationships or ownership interests with certain customers. Our ability to compete successfully depends, in large part, on our ability to innovate and manufacture products that have commercial success with consumers, differentiating our products from those of our competitors, delivering quality products in the time frames required by our customers, and achieving best-cost production.

Our ability to maintain and improve existing products, while successfully developing and introducing distinctive new and enhanced products that anticipate changing customer and consumer preferences and capitalize upon emerging technologies will be a significant factor in our ability to be competitive. If we are unsuccessful or are less successful than our competitors in predicting the course of market development, developing innovative products, processes, and/or use of materials or adapting to new technologies or evolving regulatory, industry or customer requirements, we will suffer from a competitive disadvantage. There is a risk that our investments in research and development initiatives will not lead to successful new products and a corresponding increase in revenue. We may also encounter increased competition in the future from existing or new competitors. The inability to compete successfully could have a material adverse effect on our business, results of operations and financial condition.

We operate in a developing market that may be subject to greater uncertainty and fluctuations in levels of competition than a more mature market.

The field of active safety is a developing segment in the automotive industry and is expected to act as a basis for and enable the development and introduction of commercially viable autonomous vehicles. The number of competitors may increase as suppliers from outside the traditional automotive industry, such as Google, Argo, Uber, Lyft, Cruise, Samsung, Panasonic, Here, Tesla, Intel, NVIDIA and other technology companies, consider the significant business opportunities presented by autonomous driving. Some of our customers are also partnering together to develop autonomous driving solutions. The evolving nature of the competitive landscape creates greater uncertainty than the traditional automotive market.

Products and services provided by companies outside the automotive industry may also reduce demand for our products, which require substantial investment in research and development. For example, there has been an increase in consumer preferences for mobility on demand services, such as car- and ride-sharing, as opposed to automobile ownership, which may result in a long-term reduction in the number of vehicles per capita. Today, in most markets, active safety products are considered to be premium equipment rather than standard automotive safety items, which can create significant volatility in demand for certain of our products.

The high development costs of active safety and autonomous driving products increases the risk that we will be unable to effectively compete in the market.

Our products may require significant resources to develop both hardware and software solutions, which are of increasing importance in our market. There is an increasing trend towards partnerships between companies with complementary hardware and software solutions that are able to pool resources to support development. The high development cost in active safety limits the number of technical solutions that can be pursued by most “Tier 1” automotive suppliers (meaning companies that supply directly to the automobile manufacturers), leading to risk of exposure to a disruptive technology different than those being developed by us.

In addition, a significant part of our business is focused on developing autonomous driving technology, which requires significant amounts of resources devoted to researching and developing innovative products and processes. For example, we have invested significant resources in developing Zenuity, our joint venture with Volvo Cars, which is aimed at developing software solutions for autonomous driving. There is a risk that Zenuity or our other autonomous driving projects will not be able to deliver a competitive product.

If we are unable to develop and deliver innovative and competitive products, or unable to do so before our competitors, our business, results of operations and financial condition could be materially adversely affected.

Autonomous driving involves complex technology and requires a number of different hardware and software competencies and technologies and there is a risk that these competencies or technologies will not develop at a sufficient pace to address marketplace needs.

Autonomous driving requires various types of sensor technology, including cameras, radar and LiDAR technology as well as software technology to control such sensors. These technologies are under various stages of development and marketplace acceptance. There is a risk that these technological solutions will not develop at a sufficient pace to gain acceptance with our customers. If we are unable to develop our autonomous driving solutions fast enough to keep pace with the market, our future business prospects, results of operations and financial condition could be materially adversely affected.

There are also challenges to develop autonomous driving solutions that are outside of our control, including regulatory requirements from state and federal agencies, cybersecurity and privacy concerns, product liability concerns and perceptions of drivers regarding autonomous driving capabilities and solutions. We may need to adjust our strategy and projected timelines based on how these challenges, and others, evolve over time. There is a risk that these challenges will not be overcome, which could have a material adverse effect on our business, results of operations and financial condition.

The inability to effectively manage the timing, quality and costs of new program launches could adversely affect our financial performance.

To compete effectively in the automotive supply industry, we must be able to launch new products to meet our customers’ timing, performance and quality standards. Our inability to do so may result in the loss of awarded business as well as significant liabilities and/penalties. Certain state of the art products we launch may need to be developed on an especially accelerated time frame for speed-to-market. There is a risk that we will not be able to install and certify the equipment needed to produce products for new programs in time for the start of production, or that the transitioning of our manufacturing facilities and resources to full production for such new programs will not impact production rates or other operational efficiency measures at our facilities. In addition, there is a risk that our customers will not execute on schedule the launch of their new product programs, for which we might supply products. Additionally, as a Tier 1 automotive supplier, we must effectively coordinate the activities of numerous suppliers in order to launch programs successfully. Given the complexity of new program launches, especially involving new and innovative technologies, we may experience difficulties managing product quality, timeliness and associated costs. These risks with new technologies are increased when the customer relationship is new and the customer is subject to the same pressures on product quality and timeliness. In addition, new program launches require a significant ramp up of costs; however, the sales related to these new programs generally are dependent upon the timing and success of the introduction of new vehicles by our customers. Furthermore, if it becomes necessary to request that our customers cover or share in these costs due to the complexities and changes requested by the customers, this could impact our relationships with our customers and the development of these programs. These negotiations can take considerable time and effort and risk deterioration of our relationships with our customers, and there can be no assurances that any specific negotiations will result in amendments that are beneficial to us on a timely basis. Our inability to effectively manage the timing, quality and costs of these new program launches could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Business

A prolonged recession and/or a downturn in our industry or deteriorating performance of our business, or further decreases in our market capitalization, could adversely affect our business and require impairments or restructuring actions or require us to seek additional sources of financing to continue our operations, which may not be available to us or be available only on materially different terms than what has historically been available.

Our ability to generate cash from our operations is highly dependent on regional and global economic conditions, automotive sales and LVP. A prolonged downturn in or uncertainty relating to global or regional economic conditions, a downturn in the automotive industry or LVP are conditions that could adversely impact our business. Such adverse impacts could require us to shut down plants or result in impairment charges, restructuring actions or changes in our valuation allowances against deferred tax assets, which could be material to our financial condition and results of operations. If global economic conditions deteriorate or economic uncertainty increases, our customers and potential customers may experience deterioration of their businesses, which may result in the delay or cancellation of plans to purchase our products. Deteriorating global economic conditions and/or deteriorating performance of our business may also result in a negative impact on our market capitalization, which could also result in impairment charges. For example, given our market capitalization, further decreases in our market capitalization may necessitate additional impairment testing. If it is determined that an impairment has occurred this could have a material adverse effect on our financial results.

A prolonged downturn in global economic conditions or LVP would likely result in us experiencing a significantly negative cash flow. Similarly, if cash losses from customer defaults rise sharply, we would experience a negative cash flow. Such negative cash flow could result in our having insufficient funds to continue our operations unless we can procure external financing, which may not be possible. These risks could be exacerbated by instability in the global credit markets and global economic pressure. If external financing is unavailable to us when necessary, we may have insufficient funds to continue our operations.

We may not have sufficient resources to fund all future research and development and capital expenditures or possible acquisitions or joint ventures.

In order to remain competitive, we must make substantial investments in research and development of new or enhanced products. Our products may require significant resources to develop both hardware and software solutions. Challenges of integrating new functionality into vehicles and the evolution of our customers’ performance requirements during development may also increase research and development costs. Customer demands for changes to our products to meet such performance requirements are difficult to predict both in terms of timing and cost. Since our revenue is largely based on sales over time, new customer demands can delay payment for our products which can make it difficult for us to fund these critical up-front investments. We may be unable to fund all of our research and development and capital investment needs or possible acquisitions or joint ventures, and we may have to pass on valuable long-term opportunities that arise. Our ability to raise additional capital will depend on a variety of factors, some of which will not be within our control, including the existence of a public offering market, investor perceptions of us, our businesses and the industries in which we operate, and general economic conditions. Failure to successfully raise needed capital on a timely or cost-effective basis could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to secure additional financing to meet our future capital needs.

We anticipate needing additional capital to execute our business plan and fund the demand for increased RD&E investment to support our continued strong order intake, the successful execution of challenging customer projects, and the continued development of our product portfolio until the Company reaches positive cash flow.

Without adequate access to capital, we may be forced to adjust our strategic and business plans to prioritize more essential funding needs. This could result in delaying certain research or development initiatives, which could impact our ability to develop innovative products and technologies. If capital is not available, or is not available on acceptable terms if and when needed, our ability to fund our operations, take advantage of market opportunities, develop or enhance our products, or otherwise respond to market changes or competitive pressures could be limited.

Although we believe we have sufficient funds to currently operate our business, we now expect short term deteriorating business conditions and lower than expected light vehicle production, along with the demand for increased RD&E investment to support our continued strong order intake, the successful execution of challenging customer projects, and the continued development of our product portfolio will result in a need to raise capital until the Company reaches positive cash flow. While we continue to develop and implement efficiency and prioritization initiatives we do not expect to realize the full benefits of such initiatives within the next twelve months. We may finance future cash needs through public or private equity offerings and may also use debt financings or strategic collaborations and licensing arrangements. We may be unable to secure debt or equity financing on terms acceptable to us, or at all, at the time when we need such funding, and we may be forced to consider alternative transactions (including assets sales on terms our existing security holders perceive as unattractive) in order to do so.

Moreover, even if we are successful in raising any required funds through additional financings, this may adversely impact our existing security holders. For example, if we raise funds by issuing additional securities, the securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock or may be issued at a discount to the market price of our common stock which would result in dilution to our existing stockholders. If we raise additional funds by issuing debt, we may be subject to debt covenants, which could place limitations on our operations. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations. Our inability to raise additional funds on a timely basis would make it difficult for us to achieve our business objectives and would have a material adverse impact on our business, results of operations and financial condition.

We may not be able to protect our proprietary technology and intellectual property rights, which could result in the loss of our rights or increased costs.

We have developed a considerable amount of proprietary technology related to our products and rely on a number of patents to protect our intellectual property rights in such technology. Our intellectual property plays an important role in maintaining our competitive position in a number of the markets we serve. In addition to our in-house research and development efforts, we have acquired and may continue to seek to acquire rights to new intellectual property through corporate acquisitions, asset acquisitions, licensing and joint venture arrangements. Developments or assertions by or against us relating to our intellectual property rights could negatively impact our business. If claims alleging patent, copyright or trademark infringement are brought against us and are successfully prosecuted against us, they could result in substantial costs.

If we are not able to protect our patents, trademarks, or other intellectual property rights, either owned or licensed by us, against infringement and unauthorized use, we could lose those rights and/or incur substantial costs policing and defending those rights. We also generate license revenue from our intellectual property, which we may lose if we do not adequately protect our intellectual property and proprietary rights. Our means of protecting our intellectual property may not be adequate, and our competitors may independently develop technologies that are similar or superior to our proprietary technologies, or design around the patents we own or license. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the U.S. If we cannot protect our proprietary technology, we could experience a material adverse effect on our business, results of operations and financial condition.

In addition, certain of our products utilize components that are developed by third parties and licensed to us or our joint ventures. If claims alleging patent, copyright or trademark infringement are brought against such licensors and successfully prosecuted, they could result in substantial costs, and we may not be able to replace the functions provided by these licensors. Alternate sources for the technology currently licensed to us or our joint ventures may not be available in a timely manner, may not provide the same functions as currently provided or may be more expensive than products currently used. Additionally, there is a risk that any patents owned or licensed by us may be challenged, invalidated or circumvented, limiting competitive advantage of affected products or technologies.

Because we develop proprietary information through our in-house research and development efforts, consulting arrangements and research collaborations with other entities or organizations, there is also a risk that our attempts to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure and non-use provisions, with our employees, consultants, contractors, scientific advisors and third parties are unsuccessful. Even if agreements are entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. If we develop an increasing amount of our intellectual property through collaborations and development agreements, more of the technology we depend on could be subject to risks related to protecting these rights. Any of the risks related to the protection of our proprietary technology described above could have a material adverse effect on our business, results of operations and financial condition.

Some of our products and technologies may use “open source” software, which may restrict how we use or distribute our products or require that we release the source code of certain products subject to those licenses.

Some of our products and technologies may incorporate software licensed under so-called “open source” licenses. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on origin of the software. Additionally, open source licenses typically require that source code subject to the license be made available to the public and that any modifications or derivative works to open source software continue to be licensed under open source licenses. These open source licenses typically mandate that proprietary software, when combined in specific ways with open source software, become subject to the open source license. If we combine our proprietary software in such a way with open source software, we could be required to release the source code of our proprietary software. Few courts have interpreted open source licenses, and the manner in which these licenses may be interpreted and enforced is therefore subject to some uncertainty.

If these risks materialize, they could have a material adverse effect on our business, results of operations and financial condition.

The discontinuation, lack of commercial success, or loss of business with respect to a customer or particular vehicle model for which we are a significant supplier could reduce our sales and harm our profitability.

A number of our customer contracts require us to supply a customer’s annual requirements for a particular vehicle model and assembly facilities, rather than for manufacturing a specific quantity of products. Such contracts range from one year to the life of the model, which is generally four to seven years. These contracts are often subject to renegotiation, sometimes as frequent as on an annual basis, which may affect product pricing, and generally may be terminated by our customers at any time. The unpredictable nature of such customer contracts has made, and may continue to make, our sales variable. Furthermore, the discontinuation of, the loss of business with respect to, or a lack of commercial success of a customer or particular vehicle model or brand for which we are a significant supplier could reduce our sales and harm our profitability.

Scaling our business has become increasingly critical to our success as OEMs have adopted global vehicle platforms and sought to increase standardization, reduce per unit cost and increase capital efficiency. We are investing in technologies that are intended to become the architecture for other products. If we are not able to scale according to our current expected timelines and needs of our current and prospective customers, we will lose the trust of our customers and our customer relationships may suffer.

We may incur material losses and costs as a result of product liability, warranty and recall claims that may be brought against us or our customers.

We face risks related to product liability claims, warranty claims and recalls in the event that any of our products actually or allegedly are defective, fail to perform as expected or the use of our products results, or is alleged to result, in bodily injury and/or property damage. We may not be able to anticipate all of the possible performance or reliability problems that could arise with our products after they are released to the market. Additionally, increasing regulation and reporting requirements regarding potentially defective products, particularly in the U.S., may increase the possibility that we become involved in additional product liability or recall investigations or claims. There is a risk that our product liability and product recall insurance will not provide adequate coverage against potential claims, such insurance will not be available in the appropriate markets or that we will not be able to obtain such insurance on acceptable terms in the future. There is also a risk that Autoliv or one of our customers may be unable or unwilling to indemnify us for product liability, warranty or recall claims although they are contractually obligated to do so or we may be required to indemnify Autoliv or such customer for such claims, which may significantly increase our exposure and potential loss with respect to any such claims. There is a risk that our current and future investments in our engineering, design, and quality infrastructure will be insufficient and that our products could suffer from defects or other deficiencies or that we will experience material warranty claims or additional product recalls. In the future, we could experience additional material warranty or product liability losses and incur significant costs to process and defend these claims.

Escalating pricing pressures from our customers may adversely affect our business.

The automotive industry continues to experience increasingly aggressive pricing pressure from customers. This trend is partly attributable to the major automobile manufacturers’ strong purchasing power. As an automotive component manufacturer, we may be expected to quote fixed prices or be forced to accept prices with annual price reduction commitments for long-term sales arrangements or discounted reimbursements for engineering work. Price reductions may impact our sales and profit margins. Our future profitability will depend upon, among other things, our ability to continuously reduce our cost per unit and maintain our cost structure. Our profitability is also influenced by our success in designing and marketing technological improvements in automotive safety systems. If we are unable to offset continued price reductions, these price reductions could have a material adverse effect on our business, results of operations and financial condition.

We could experience disruption in our supply or delivery chain, which could cause one or more of our customers to halt or delay production.

We, as with other component manufactures in the automotive industry, ship our products to customer vehicle assembly facilities throughout the world on a “just-in-time” basis in order for our customers to maintain low inventory levels. Our suppliers (external suppliers as well as our own production sites) use a similar method in providing raw materials to us. This “just-in-time” method makes the logistics supply chain in our industry very complex and vulnerable to disruptions. Disruptions in our supply chain, such as large recalls or field actions impacting our suppliers, facility closures, strikes, electrical outages, natural disasters or other logistical or mechanical failures, could inhibit our ability to timely deliver on orders. We may experience disruptions if there are delays in customs processing, including if we are unable to obtain government authorization to export or import certain materials. When we fail to timely deliver, we may have to absorb our own costs for identifying and resolving the ultimate problem as well as expeditiously producing and shipping replacement components or products. Generally, we must also carry the costs associated with “catching up,” such as overtime and premium freight.

Additionally, if we are the cause of a customer being forced to halt production, the customer may seek to recoup all of its losses and expenses from us. These losses and expenses could be very significant and may include consequential losses such as lost profits. Where a customer halts production because of another supplier failing to deliver on time, we may not be fully compensated, if at all. Thus, any such supply chain disruptions could severely impact our operations and/or those of our customers and force us to halt production for prolonged periods of time which could expose us to material claims for compensation and have a material adverse effect on our business, results of operations and financial condition.

We are subject to risks associated with the development and implementation of new manufacturing process technology.

We may not be successful or efficient in developing or implementing new production processes. We are continually engaged in the transition from our existing process to the next-generation process technology. This consistent innovation involves significant expense and carries inherent risks, including difficulties in designing and developing next-generation process technologies, development and production timing delays, lower than anticipated manufacturing yields, and product defects and errors. Production issues can lead to increased costs and may affect our ability to meet product demand, which could have a material adverse effect on our business, results of operations and financial condition.

Work stoppages or other labor issues at our customers’ facilities or at our facilities could adversely affect our operations.

Because the automotive industry relies heavily on “just-in-time” delivery of components during the assembly and manufacture of vehicles, a work stoppage at one or more of our facilities could have material adverse effects on our business. Similarly, if any of our customers were to experience a work stoppage, that customer may halt or limit the purchase of our products, or a work stoppage at another supplier could interrupt production at one of our customers’ facilities which would have the same effect. A work stoppage at one or more of our facilities or our customers’ facilities could cause us to shut down production facilities supplying these products, which could have a material adverse effect on our business, results of operations and financial condition.

Changes in the source, cost, availability of and regulations pertaining to raw materials and components may adversely affect our profit margins.

Our business uses a broad range of raw materials and components in the manufacture of our products, many of which are generally available from a number of qualified suppliers. Our industry may be affected from time to time by limited supplies or price fluctuations of certain key components and materials. Price fluctuations may intensify or occur with greater frequency as demand for our principal raw materials and components is significantly impacted by demand in emerging markets. Commercial negotiations with our customers and suppliers may not offset the adverse impact of higher raw material, energy and commodity costs. Even where we are able to pass price increases along to our customer, there may be a lapse of time before we are able to do so such that we must absorb the cost increase. Some of our suppliers may not be able to handle the volatility in commodity costs, which could cause them to experience supply disruptions resulting in delivery or production delays by our suppliers. Risks associated with the cost and availability of raw materials and components could have a material adverse effect on our business, results of operations and financial condition.

The SEC requires companies that manufacture products containing certain minerals and their derivatives that are, known as “conflict minerals,” originating from the Democratic Republic of Congo or adjoining countries to diligence and report the source of such materials. There are significant consequences associated with complying with these requirements, including diligence efforts to determine the sources of conflict minerals used in our products, changes to our processes or supplies as a result of such diligence and our ability to source “conflict free” materials. Accordingly, these rules could have a material adverse effect on our business, results of operations and financial condition.

Our business could be materially and adversely affected if we lost our largest customers or if they were unable to pay their invoices.

We are dependent on a few large customers with strong purchasing power. Business with any given customer is typically split into several contracts (either on the basis of one contract per vehicle model or on a broader platform basis). The loss of business from any of our largest customers (whether by lower overall demand for vehicles, cancellation of existing contracts or the failure to award us new business) could have a material adverse effect on our business, results of operations and financial condition.

Customers may put us on a “new business hold,” which limits our ability to quote or be awarded all or part of their future vehicle contracts if quality or other issues arise in the vehicles for which we were a supplier. Such new business holds range in length and scope and are generally accompanied by a certain set of remedial conditions that must be met before we are eligible to bid for new business. Meeting any such conditions within the prescribed timeframe may require additional Company resources. A failure to satisfy any such conditions may have a materially adverse impact on our financial results in the long term. Additionally, we have no fixed volume commitments from our customers. Thus, even if we have won a bid for business from a customer there are no guaranteed purchase volumes.

There is a risk that one or more of our largest customers could be unable to pay our invoices as they become due or that a customer will simply refuse to make such payments, for reasons such as financial difficulties. If one of our largest customers would enter into bankruptcy proceedings or similar proceedings whereby contractual commitments are subject to stay of execution and the possibility of legal or other modification, or if one of our largest customers otherwise successfully procures protection against us legally enforcing its obligations, it is likely that we will be forced to record a substantial loss.

Changes in our product mix may impact our financial performance.

We sell products that have varying profit margins. Our financial performance can be impacted depending on the mix of products we sell during a given period. Our earnings guidance and estimates assume a certain geographic sales mix as well as a product sales mix. There is a risk that the mix of offerings by our customers and demand for such offerings could change. If actual results vary from this projected geographic and product mix of sales, it could have an unfavorable impact on our revenue and our results of operations and financial condition could be materially adversely affected.

We may be involved from time to time in legal proceedings and our business may suffer as a result of adverse outcomes of future legal proceedings.

We may be from time to time involved in litigation, regulatory proceedings and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with our suppliers and customers, intellectual property claims, stockholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and value added tax (VAT) disputes and employment and tax issues. In such matters, government agencies or private parties may seek to recover from us very large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit our operations in some way. There is a risk that claims may be asserted against us and their magnitude may remain unknown for long periods of time. These types of lawsuits could require significant management time and attention, and a substantial legal liability or adverse regulatory outcome and the substantial expenses to defend the litigation or regulatory proceedings may have a material adverse effect on our customer relationships, business prospects, reputation, operating results, cash flows and financial condition. There is a risk that such proceedings and claims will have a material adverse impact on our profitability and consolidated financial position or that our established reserves or our available insurance will not be adequate to mitigate such impact.

We may have exposure to greater than anticipated tax liabilities.

The determination of our worldwide provision for income taxes and other tax liabilities requires estimation and significant judgment, and there are many transactions and calculations where the ultimate tax determination is uncertain. As a multinational corporation, we are subject to tax in multiple U.S. and foreign tax jurisdictions. Our determination of our tax liability is always subject to audit and review by applicable domestic and foreign tax authorities. Although we are currently under audit in a jurisdiction, we are indemnified by Autoliv, Inc. for any tax settlements for tax periods prior to April 1, 2018. Any adverse outcome of any such audit or review for tax periods after April 1, 2018 could have a negative effect on our business and the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made. There is a risk that our established reserves, which are based on assumptions and estimates that we believe are reasonable to cover such eventualities, may prove to be insufficient. In addition, our future income taxes could be adversely affected by earnings being lower than anticipated (or by the incurrence of losses) in jurisdictions that have lower statutory tax rates and higher than anticipated in jurisdictions that have higher statutory tax rates, by changes in the valuation of our deferred tax assets and liabilities, or changes in tax laws, regulations, or accounting principles, as well as certain discrete items.

Our ability to operate our company effectively could be impaired if we fail to attract and retain executive officers and other key personnel.

We compete in a market that involves rapidly changing technological and other developments, which requires us to attract and employ a workforce with broad expertise and intellectual capital. Our ability to operate our business and implement our strategies effectively depends, in part, on the efforts of our executive officers and other key employees. In addition, our future success will depend on, among other factors, our ability to attract, develop and retain other qualified personnel, particularly engineers and other employees with software and technical expertise. The loss of the services of any of our senior executives or other key employees or the failure to attract or retain other qualified personnel could have a material adverse effect on our business.

Impairment charges relating to our assets, goodwill and other intangible assets could adversely affect our financial performance.

If one or more of our customers’ facilities cease production or decrease their production volumes, the assets we carry related to our facilities serving such customers may decrease in value because we may no longer be able to utilize or realize them as intended. Where such decreases are significant, such impairments may have a materially adverse impact on our financial results. Impairment of goodwill and other identifiable intangible assets may result from, among other things, deterioration in our performance and especially the cash flow performance of these goodwill assets, adverse market conditions (including a resulting decline in our market capitalization from such adverse market conditions or deteriorating performance) and adverse changes in applicable laws or regulations. If there are changes in these circumstances or the other variables associated with the estimates, judgments and assumptions relating to the valuation of goodwill, when assessing the valuation of our goodwill items, we may determine that it is appropriate to write down a portion of our goodwill or intangible assets and record related non-cash impairment charges. In the event that we determine that we are required to write down a portion of our goodwill items and other intangible assets and thereby record related non-cash impairment charges, our business, results of operations and financial condition could be materially adversely affected.

For example, in the fourth quarter of 2017, the Company recognized an impairment charge of $234 million, pre-tax, which represented the full goodwill amount related to VNBS. The impairment loss was due to a lower than originally anticipated sales development in VNBS. Additionally, given our market capitalization, further decreases in our market capitalization may necessitate additional impairment testing. If it is determined that an impairment has occurred this could have a material adverse effect on our financial results.

We face risks related to our defined benefit pension plans and employee benefit plans, including the need for additional funding as well as higher costs and liabilities.

Our defined benefit pension plans or employee benefit plans may require additional funding or give rise to higher related costs and liabilities which, in some circumstances, could reach material amounts and negatively affect our results of operations. We are required to make certain year-end assumptions regarding our pension plans. Our pension obligations are dependent on several factors, including factors outside our control such as changes in interest rates, the market performance of the diversified investments underlying the pension plans, actuarial data and adjustments and an increase in the minimum funding requirements or other regulatory changes governing the plans. Adverse equity market conditions and volatility in the credit market may have an unfavorable impact on the value of our pension assets and our future estimated pension liabilities. Internal factors such as an adjustment to the level of benefits provided under the plans may also lead to an increase in our pension liability. There are also uncertainties as the Company settles certain benefit plan relationships with Autoliv. If these or other internal and external risks were to occur, alone or in combination, our required contributions to the plans and the costs and net liabilities associated with the plans could increase substantially and have a material effect on our business.

Cybersecurity incidents could disrupt business operations, result in the loss of critical and confidential information, and adversely impact our reputation and results of operations.

We rely extensively on information technology (“IT”) networks and systems, our global data centers and services provided over the internet to process, transmit and store electronic information, and to manage or support a variety of business processes or activities across our facilities worldwide. The secure operation of our IT networks and systems and the proper processing and maintenance of this information are critical to our business operations. We have been, and likely will continue to be, subject to cyber-attacks. To date we have seen no material impact on our business from these attacks or events. Although we seek to deploy comprehensive security measures to prevent, detect, address and mitigate these threats, there has been an increased level of activity, and an associated level of sophistication, in cyber-attacks against large multinational companies. The ever-evolving threats mean we and our third-party service providers and vendors must continually evaluate and adapt our respective systems and processes and overall security environment, as well as those of any companies we acquire. There is no guarantee that these measures will be adequate to safeguard against all data security breaches, system compromises or misuses of data.

Our security measures may be breached due to human error, system malfunctions or attacks from uncoordinated individuals or sophisticated and targeted measures known as advanced persistent threats, directed at the Company, its products, its customers and/or its third-party service providers.

Disruptions and attacks on our IT systems or the systems of third parties storing our data could result in the misappropriation, loss or corruption of our critical data and confidential or proprietary information, personal information of our employees, and the leakage of our or our customers’ confidential information, improper use of our systems and networks, production downtimes and both internal and external supply shortages, which could have a material adverse effect on our business, results of operations and financial condition. The potential consequences of a material cybersecurity incident include reputational damage, litigation with third parties, diminution in the value of our investment in research, development and engineering, diversion of the attention of management away from the operation of our business and increased cybersecurity protection and remediation costs, which in turn could adversely affect our competitiveness and results of operations.

We rely on third parties to provide or maintain some of our IT systems, data centers and related services and do not exercise direct control over these systems. There is a risk that security measures implemented at our own and at third party locations may not be sufficient and that our IT systems, data centers and cloud services are vulnerable to disruptions, including those resulting from natural disasters, cyberattacks or failures in third party-provided services. While we obtain assurances that any third parties we provide data to will protect this information and, where we believe appropriate, monitor the protections employed by these third parties, there is a risk the confidentiality of data held by us or by third parties may be compromised and expose us to liability for such breach.

Cyberattacks have become increasingly frequent, sophisticated and globally widespread and could target software embedded in our products. Embedded software code could be compromised during software development or manufacturing processes or within the car itself. Cyberattacks on our products within the car can lead to malfunction or complete damage of the products, which could result into loss of control of the car and its safety features. To the extent that any disruption or security breach results in a misappropriation, loss or damage to our data, or an inappropriate disclosure of our confidential information or our customer’s information, it could cause significant damage to our reputation, affect our relationships with our customers, lead to claims against us and ultimately harm our business. In addition, we may be required to incur significant costs to protect against damage caused by these disruptions or security breaches in the future. In addition, as the regulatory environment related to information security, data collection and use, and privacy becomes increasingly rigorous, with new and constantly changing requirements applicable to our business, compliance with those requirements could result in additional costs. Any future significant compromise or breach of our data security, whether external or internal, or misuse of customer, associate, supplier or Company data, could result in significant costs, lost sales, fines, lawsuits, and damage to our reputation.

Our business is exposed to risks inherent in international operations.

We currently conduct operations in various countries and jurisdictions, including locating certain of our manufacturing and distribution facilities internationally, which subjects us to the legal, political, regulatory and social requirements and economic conditions in these jurisdictions. International sales and operations subject us to certain risks inherent in doing business abroad, including exposure to local economic and political conditions, foreign tax consequences, issues with enforcing legal agreements, currency controls, imposition of tariffs, and preferences of foreign nations for domestically manufactured products. These risks could have a material adverse effect on our business, results of operation and financial condition.

The 2017 Tax Cuts and Jobs Act (the “Tax Act”) significantly changed the taxation of U.S. based multinational corporations, including, inter alia, reducing the U.S. federal corporate income tax rate from 35% to 21%, creating new taxes on certain foreign sourced earnings and a new minimum tax calculated on certain U.S. outbound payments. We have completed our accounting for the impact of the Tax Act as of December 22, 2018 based on published guidance. We expect that the U.S. Treasury Department, the Internal Revenue Service (“IRS”), and state tax authorities will be issuing additional guidance on how the provisions of the Tax Act will be applied or otherwise administered, and such guidance may be different from our current interpretation. The legislation could be subject to potential amendments and technical corrections, any of which could materially lessen or increase certain adverse impacts of the legislation. As regulations and guidance evolve with respect to the Tax Act, and as we gather information and perform more analysis, our results may differ from previous estimates and may materially affect our financial position. Changes in tax laws or policies by foreign jurisdictions could result in a higher effective tax rate on our worldwide earnings and such change could have a material adverse effect on our business, results of operations and financial condition.

In addition, the current U.S. administration has created uncertainty about the future relationship between the U.S. and certain of its trading partners, including with respect to the trade policies, treaties, government regulations and tariffs that could apply to trade between the U.S. and other nations, including changes to the North American Free Trade Agreement, including the United States-Mexico-Canada Agreement (the “USMCA”) or otherwise and other international trade agreements. During 2018, the U.S. administration announced tariffs on certain products imported into the U.S., which has resulted in reciprocal tariffs from other countries, including countries where we operate. The tariffs implemented on our products (or on materials, parts or components we use to manufacture our products) by the U.S. will increase the cost of our products manufactured and imported into the U.S. Tariffs and other trade restrictions announced by other countries on products manufactured in the U.S. could likewise increase the costs of those products when imported into other countries. If additional tariffs are implemented on our products (or on materials, parts or components we use to manufacture our products) by the U.S. or other countries, the cost of our products could increase further. Additional tariffs, changes in international trade relations or continued uncertainty could depress economic activity and restrict our access to suppliers or customers and could have a material adverse effect on our business, results of operations and financial condition.

Our business in China is subject to aggressive competition and is sensitive to economic and market conditions as well as restrictions placed on foreign automakers.

We operate in the highly competitive automotive supply market in China and face competition from both international and smaller domestic manufacturers. Maintaining a strong position in the Chinese market is a key component of our global growth strategy. Our business is sensitive to economic and market conditions that impact automotive sales volumes and growth in China and may be affected if the pace of growth slows as the Chinese market matures or if there are reductions in vehicle demand in China. We anticipate that additional competitors, both international and domestic, may seek to enter the Chinese market resulting in increased competition. Increased competition may result in price reductions, reduced margins and our inability to gain or hold market share. There have been periods of increased market volatility and moderation in the levels of economic growth in China, which resulted in periods of lower automotive production growth rates in China than those previously experienced. Furthermore, the Chinese government has inflated demand for domestic production of electric cars by offering purchase incentives for electric cars and has restricted foreign automakers from digital mapping within its borders impacting many of our customers’ ability to manufacture self-driving vehicles within China. Many of our customers are not domestic Chinese companies. If our non-Chinese customers are prevented or deterred from doing business in China, it could impair our position in the Chinese market. If we are unable to maintain our position in the Chinese market, the pace of growth slows or vehicle sales in China decrease, our business, results of operations and financial condition could be materially adversely affected.

We are exposed to exchange rate risks.

We have currency exposures related to buying, selling and financing in currencies other than the local currencies of the countries in which we operate. We are particularly vulnerable to a strong U.S. dollar as certain raw materials and components are sourced in U.S. dollars while sales are also currently in other currencies, like the Euro. Our risks include:

•	transaction exposure, which arises because the cost of a product originates in one currency and the product is sold in another currency;

•	revaluation effects, which arise from valuation of assets denominated in other currencies than the reporting currency of each unit;

•	translation exposure in the income statement, which arises when the income statements of non-U.S. subsidiaries are translated into U.S. dollars;

•	translation exposure in the balance sheet, which arises when the balance sheets of non-U.S. subsidiaries are translated into U.S. dollars; and

•	changes in the reported U.S. dollar amounts of cash flows.

For example, in 2018 the Company’s gross transaction exposure was approximately $0.7 billion, with a net exposure of $0.6 billion due to counter-flows. The five largest net transaction exposures were the sale of Euro against Swedish Krona, the purchase of U.S. Dollars against Swedish Krona, the purchase of U.S. Dollar against Korean Won, the sale of U.S. Dollars against Chinese Renminbi and the purchase of U.S. Dollar against Euro. Together these currency pairs accounted for approximately 76% of the Company’s net currency transaction exposure. These exchange rate risks could have a material adverse effect on our business, results of operations and financial condition.

We face risks in connection with identifying, completing and integrating acquisitions.

Our business’s growth has been enhanced through strategic opportunities, including acquisitions of businesses, products and technologies, and joint development agreements. We may continue to identify and engage in strategic opportunities in the future. However, we may not be able to successfully identify suitable acquisition candidates or complete transactions on acceptable terms, integrate acquired operations into our existing operations or expand into new markets. Our failure to identify suitable strategic opportunities may restrict our ability to grow our business. These strategic opportunities also involve numerous additional risks to us and our investors, including risks related to retaining acquired management and employees, difficulties in integrating the acquired technology, products, operations and personnel with our existing business, assumption of contingent liabilities, and potentially adverse financial impact of acquisitions. Consequently, there is a risk that the acquisitions and other transactions may not result in revenue growth, operational synergies or service or technology enhancements, which could have a material adverse effect on our business, results of operations and financial condition.

Risks associated with joint venture partnerships and other collaborations may adversely affect our business and financial results.

Certain of our operations are currently conducted through joint ventures and joint development agreements, and we may enter into additional joint ventures and collaborations in the future. Our joint ventures and collaborations are generally focused on opening or expanding opportunities for our technologies and supporting the design and introduction of new products and services (or enhancing existing products or services). Such activities entail a high degree of risk and often require significant capital investments. We may underestimate the costs and/or overestimate the benefits, including technology, product, revenue, cost and other synergies and growth opportunities, that we expect to realize, and we may not achieve those benefits, or may do so later than expected. The market and customer demand for products and technologies provided by our joint ventures may also shift. For example, we have begun to see a shift in our customer’s focus to products and systems supporting

“Level 2 plus driver assistance” technologies over systems supporting fully autonomous driving as it appears that fully autonomous vehicles will come to market in significant numbers later than previously expected. This means that some of the expected anticipated benefits of our Zenuity joint venture, including sales from technologies developed by the joint venture may not materialize or may come later than previously expected. We are currently in discussions with our Zenuity joint venture partner regarding the development priorities of Zenuity in light of the market shift toward autonomous vehicle solutions and we are presently evaluating our strategic and business plans for, as well as the ongoing funding needs of, Zenuity. The outcome of these discussions may influence the level of funding and participation of Veoneer in Zenuity, as well as future sharing of intellectual property and IP licenses and may result in a different strategy, focus, structure and/or purpose of Zenuity or implementation of other strategic options being reviewed.

Furthermore, our joint venture partners may be unable or unwilling to meet their economic or other contractual obligations, and we may in some cases and/or for some time choose to fulfill those obligations alone to ensure the ongoing success of a joint venture, or we may choose to dissolve and liquidate it. For example, since we acquired a 51% interest in VNBS, we have unilaterally provided the funds necessary to meet VNBS’s operational needs as Nissin Kogyo has, notwithstanding repeated requests, refused to provide funding in proportion to its ownership. In 2019, the Company initiated a formal negotiation process under the VNBS JV Agreement to find a resolution to this situation. While the Company has entered into a memorandum of understanding regarding this situation, there is no guarantee that this will lead to a definitive agreement and the Company is also exploring its strategic options with respect to the joint venture and its product offerings, which may result in various changes with respect to VNBS.

In addition, our joint venture and collaboration partners may at any time have economic, business or legal interests or goals that are inconsistent with our goals or with the goals of the joint venture. Our products and technologies may from time to time overlap with certain aspects of the technologies developed with one of our joint venture or collaboration partners which may cause the parties to consider the impact on the contractual relationship. Depending on our level of control over the governance and/or operations of a joint venture or collaboration, we may be unable to implement actions with respect to the joint venture’s activities that we believe are favorable if the joint venture partner does not agree. Disagreements with our business partners may impede our ability to maximize the benefits of our partnerships. We may have difficulty resolving disputes with or claims against our joint venture partners, which could lead to us bearing liability for claims that we are not responsible for and may have a material adverse impact on the joint venture. See “Prospectus Summary – Joint Venture Developments” for more information about our existing joint ventures.

The above risks, if realized, could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to respond quickly enough to changes in technology and technological risks and to develop our intellectual property into commercially viable products.

Changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of our products obsolete or less attractive to our customers. We currently license certain proprietary technology to third parties and, if such technology becomes obsolete or less attractive, those licensees could terminate our license agreements, which could adversely affect our results of operations. Our ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely basis will be a significant factor in our ability to be competitive. There is a risk that we will not be able to achieve the technological advances that may be necessary for us to be competitive or that certain of our products will become obsolete. We are also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in product development and failure of products to operate properly. As part of our business strategy, we may from time to time seek to acquire businesses or assets that provide us with additional intellectual property. We may experience problems integrating acquired technologies into our existing technologies and products, and such acquired intellectual property may be subject to known or contingent liabilities such as infringement claims. These risks could have a material adverse effect on our business, results of operations and financial condition.

Our business may be adversely affected by laws or regulations, including international, environmental, occupational health and safety or other governmental regulations.

We are subject to various federal, state, local and foreign laws and regulations, including those related to the requirements of environmental, occupational health and safety, financial and other matters. We cannot predict the substance or impact of pending or future legislation or regulations, or the application thereof. The introduction of new laws or regulations or changes in existing laws or regulations, or the interpretations thereof, could increase the costs of doing business for us or our customers or suppliers or restrict our actions and adversely affect our operating results, cash flows and financial condition. Our operations are subject to environmental and safety laws and regulations governing, among other things, emissions to air, discharges to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. The operation of automotive parts manufacturing facilities entails risks in these areas, and there is a risk that we will incur material costs or liabilities as a result. Additionally, environmental laws, regulations, and permits and the enforcement thereof change frequently and have tended to become increasingly stringent over time, which may necessitate substantial capital expenditures or operating costs or may require changes of production processes.

Due to our global operations, we are also subject to many laws governing our activities in other countries (including, but not limited to, the Foreign Corrupt Practices Act, and other anti-bribery regulations in foreign jurisdictions where we do business, and the U.S. Export Administration Act), which prohibit improper payments to government officials and restrict where and how we can do business, what information or products we can supply to certain countries and what information we can provide to authorities in governmental authorities.

There is a risk that our policies and procedures will not protect us from the reckless acts of our employees or representatives, particularly in the case of recently acquired operations that may not have significant training in applicable compliance policies and procedures. Any costs, liabilities, and obligations that we incur relating to such regulations could have a material adverse effect on our business, results of operations and financial condition.

The United Kingdom’s (“U.K.”) referendum to exit from the European Union (“E.U.”) will continue to have uncertain effects and could have an adverse effect on our business and financial results.

On June 23, 2016, the UK held a referendum in which voters approved an exit from the EU (commonly referred to as “Brexit”). Current uncertainty over whether the UK will ultimately leave the EU, as well as the final outcome of the negotiations between the UK and the EU, could have an adverse effect on our business and financial results. The long-term effects of Brexit may include, among other things, greater restrictions on imports and exports between the UK and EU countries, a fluctuation in currency exchange rates and additional regulatory complexity. Such changes could be costly and potentially disruptive to our operations and business relationships in these markets. If we are unable to manage any of these risks effectively, our business could be adversely affected. Our operations in the UK represented an immaterial part of our business as of December 31, 2018.

Our business may be adversely affected by changes in automotive safety regulations or concerns that drive further regulation of the automobile safety and autonomous driving markets.

Government vehicle safety regulations are a key driver in our business. Historically, these regulations have imposed ever more stringent safety regulations for vehicles. Safety regulations have a positive impact on driver awareness and acceptance of active safety products and technology. These more stringent safety regulations often require vehicles to have more safety content per vehicle and more advanced safety products, including active safety technology, which has thus been a driver of growth in our business.

These regulations are subject to change based on a number of factors that are not within our control, including new scientific or medical data, adverse publicity regarding autonomous vehicles or technology, domestic and foreign political developments or considerations, and litigation relating to our products and our competitors’ products. Changes in government regulations in response to these and other considerations could have a severe impact on our business. If government priorities shift and we are unable to adapt to changing regulations, our business may suffer material adverse effects.

The regulatory obligation of complying with safety regulations could increase as federal and local regulators impose more stringent compliance and reporting requirements in response to product recalls, safety issues and product innovations in our industry. In the U.S., we are subject to the existing Transportation Recall Enhancement, Accountability and Documentation (TREAD) Act, which requires manufacturers to comply with “Early Warning” requirements by reporting to the National Highway Traffic Safety Administration (“NHTSA”) information related to defects or reports of injury related to their products. TREAD imposes criminal liability for violating such requirements if a defect subsequently causes death or bodily injury. In addition, the National Traffic and Motor Vehicle Safety Act authorizes NHTSA to require a manufacturer to recall and repair vehicles that contain safety defects or fail to comply with federal motor vehicle safety standards. The U.S. Department of Transportation issued regulations in 2016 that require manufacturers of certain autonomous vehicles to provide documentation covering specific topics to regulators, such as how automated systems detect objects on the road, how information is displayed to drivers, what cybersecurity measures are in place and the methods used to test the design and validation of autonomous driving systems.

As our technologies advance and develop beyond traditional automotive products, we may be subject to regulatory regimes beyond traditional vehicle safety rules and requirements. As a result, we may not identify all regulatory licenses or permits required for our products, or our products may operate beyond the scope of the licenses and permits we have obtained. Failing to obtain the required licenses, permits or other regulatory authorizations could result in investigations, fines or other penalties or proceedings. If any of the regulatory risks described above materialize, it could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to the Spin-Off and Our Operation as a Stand-Alone Company

We have a limited history of operating as an independent, stand-alone company, and our historical financial information does not predict our future results.

Our historical financial information in the 2018 Form 10-K and our Quarterly Report on Form 10-Q for the period ended March 31, 2019 in relation to periods or times up to the Spin-Off refers to our business as operated by and integrated with Autoliv. Our historical financial information included in this 2018 Form 10-K and our Quarterly Report on Form 10-Q for the period ended March 31, 2019 in relation to periods or times prior to the completion of the Spin-Off is derived from the consolidated financial statements and accounting records of Autoliv. Accordingly, the historical financial information included in this 2018 Form 10-K and our Quarterly Report on Form 10-Q for the period ended March 31, 2019 in relation to periods or times prior to the completion of the Spin-Off does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below.

Prior to the Spin-Off, our business was operated by Autoliv as part of its broader corporate organization, rather than as an independent company. Autoliv or one of its affiliates performed various corporate functions for us, such as legal, accounting, treasury, internal auditing, and human resources and also provided our IT and other corporate infrastructure. Our historical financial results reflect allocations of corporate expenses from Autoliv for such functions and are likely to be less than the expenses we would have incurred had we operated as a separate publicly traded company. As a result of the Spin-Off, we are responsible for the costs related to such functions previously performed by Autoliv, and such costs have increased. Autoliv is providing some of these functions to us pursuant to a transition services agreement. We will need to make investments to replicate or outsource from other providers certain facilities, systems, infrastructure, and personnel to which we no longer have access as a result of the Spin-Off. These initiatives to develop our independent ability to operate without access to Autoliv’s existing operational and administrative infrastructure will have a cost to implement. We may not be able to operate our business efficiently or at comparable costs, and our profitability may decline. Additionally, prior to the Spin-Off, we shared economies of scale in costs, employees, vendor relationships and customer relationships with Autoliv. Although we have entered into a transition services agreement with Autoliv for certain services, these arrangements may not fully capture the benefits that we have enjoyed as a result of being integrated with Autoliv and may result in us paying higher amounts than in the past for certain products and services. This could have an adverse effect on our results of operations and financial condition as separate, publicly traded company.

Other significant changes may occur in our cost structure, management, financing and business operations, as compared to the past financial performance of our business, as a result of operating as a company separate from Autoliv. These risks could, individually or in the aggregate, have a material adverse effect on our business, results of operations and financial condition.

Our ability to meet our capital needs have materially changed by the loss of financial support from Autoliv and it may be more difficult for us to obtain capital to fund our business.

The loss of financial support from Autoliv has changed our previous source of capital Autoliv previously provided certain capital that was needed in excess of the amounts generated by our operating activities. We currently expect to obtain any funds needed in excess of the amounts contributed by Autoliv in the Spin-Off and generated by our operating activities through the capital markets, bank financing, strategic relationships or other arrangements, and not from Autoliv. However, given the smaller relative size of our company, as compared to Autoliv after the Spin-Off, we may incur higher debt servicing and other costs relating to new indebtedness than we would have otherwise incurred as a part of Autoliv. As a stand-alone company, the cost of our financing also will depend on other factors such as our performance and financial market conditions generally. Further, we cannot guarantee you that we will be able to obtain capital market financing or credit on favorable terms, or at all, in the future. We cannot assure you that our ability to meet our capital needs will not be harmed by the loss of financial support from Autoliv.

We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.

We and Autoliv believe that the tax-free Spin-Off will enhance our long-term value. However, by separating from Autoliv, we may be more susceptible to market fluctuations and other adverse events than we would have been were we still a part of Autoliv. In addition, we may not be able to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all.

We may be responsible for U.S. federal income tax liabilities that relate to the distribution.

Autoliv received an opinion from its outside tax counsel to the effect that the distribution of our common stock, together with certain related transactions, should qualify as a transaction that is tax-free under Sections 368(a)(1)(D) and 355 of the Code. The opinion was based on and relied on, among other things, certain facts and assumptions, as well as certain representations, statements and undertakings of Autoliv and the Company, including those relating to the past and future conduct of Autoliv and the Company. If any of these representations, statements or undertakings are, or become, inaccurate or incomplete, or if Autoliv or the Company breach any of their respective covenants in the Spin-Off documents, the opinion of counsel may be invalid and the conclusions reached therein could be jeopardized. Notwithstanding the opinion of counsel, the IRS could determine that the distribution, together with certain related transactions, should be treated as a taxable transaction if the IRS determines that any of these representations, assumptions, or undertakings upon which such opinion was based are incorrect or have been violated or if the IRS disagrees with the conclusions in the opinion of counsel. An opinion of counsel is not binding on the IRS or any court and there is a risk that the IRS not challenge the conclusions reached in the opinion. The IRS did not provide any opinion in advance of the Spin-Off that the Spin-Off will be tax-free.

If the distribution, together with certain related transactions, failed to qualify as a transaction that is generally tax-free under Sections 368(a)(1)(D) and 355 of the Code, Autoliv would recognize taxable gain as if it had sold our common stock in a taxable sale for its fair market value, Autoliv stockholders who received our common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares, and we could incur significant liabilities. In addition, if the Spin-Off is not tax-free, Veoneer would be responsible for tax liabilities as allocated by the Tax Matters Agreement.

Even if the Spin-Off otherwise qualifies as a tax-free transaction for U.S. federal income tax purposes, the distribution will be taxable to Autoliv if there are (or have been) one or more acquisitions (including issuances) of our stock or the stock of Autoliv, representing 50% or more, measured by vote or value, of the stock of any such corporation and the acquisition or acquisitions are deemed to be part of a plan or series of related transactions that include the distribution. Any acquisition of our common stock within two years before or after the distribution (with exceptions, including public trading by less-than-5% stockholders and certain compensatory stock issuances) generally will be presumed to be part of such a plan unless that presumption is rebutted. The resulting tax liability would be substantial, and under U.S. Treasury regulations, each member of the Autoliv group at the time of the Spin-Off (including us and our subsidiaries) would be severally liable for the resulting U.S. federal income tax liability.

Pursuant to the Tax Matters Agreement, we agreed not to enter into certain transactions that could cause any portion of the Spin-Off to be taxable to Autoliv, including under Section 355(e) of the Code. We also agreed to indemnify Autoliv for any tax liabilities resulting from such transactions or other actions we take, and Autoliv agreed to indemnify us for any tax liabilities resulting from transactions entered into by Autoliv. These obligations may discourage, delay or prevent a change of control of our company, which could have a materially adverse effect on our business.

Our internal controls around accounting and financial reporting may not be adequate to ensure complete and accurate reporting of our financial position, results of operations and cash flows.

The Exchange Act requires that we file annual, quarterly and current reports with respect to its business and financial condition. Under the Sarbanes Oxley Act, we are required to maintain effective disclosure controls and procedures and internal controls over financial reporting. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, results of operations and financial condition.

We could incur substantial additional costs and experience temporary business interruptions as we install and implement our information technology infrastructure and transition our data to our own systems.

We have begun to install and implement information technology infrastructure to support certain of our business functions, including accounting and reporting, manufacturing process control and distribution. We may incur temporary interruptions in business operations if we cannot fully transition effectively from Autoliv’s existing transactional and operational systems, data centers and the transition services that support these functions. We may not be successful in implementing our new systems and transitioning our data, and we may incur substantially higher costs for implementation than currently anticipated. Our failure to avoid operational interruptions as we implement the new systems and replaces Autoliv’s information technology services, or our failure to implement the new systems and replace Autoliv’s services successfully, and any substantially higher costs could disrupt our business and have a material adverse effect on our business, results of operations and financial condition and. In addition, if we are unable to replicate or transition certain systems, our ability to comply with regulatory requirements could be impaired.

Autoliv may fail to perform under various agreements that were executed in connection with the Spin-Off and we may have greater costs or potential liability pursuant to such agreements.

In connection with the internal reorganization and Spin-Off, we and Autoliv entered into a Master Transfer Agreement, Distribution Agreement and various other agreements, including the Transition Services Agreement, Tax Matters Agreement and an Employee Matters Agreement. Certain of these agreements provide for the performance of services by each company for the benefit of the other following the Spin-Off. We are relying on Autoliv to satisfy its performance and payment obligations under these agreements. If Autoliv is unable to satisfy its obligations under these agreements, including its indemnification obligations, we could incur operational difficulties or losses.

Furthermore, these agreements may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. To the extent that certain terms of those agreements provide for rights and obligations that could have been procured from third parties, we may have received better terms from third parties. There is a risk that we may incur greater costs or be subject to greater potential liability pursuant to our agreements with Autoliv for certain rights and obligations that could have been procured from unaffiliated third parties.

Currently, we rely on Autoliv to provide certain corporate and administrative services such as certain information technology, financial and human resource services. We are in the process of creating our own, or engaging third parties to provide, systems and services to replace many of the systems and services Autoliv currently provides to us pursuant to the Transition Services Agreement. If Autoliv is unable or unwilling to provide such services pursuant to the Transition Services Agreement, or if the agreement is terminated prior to the end of its term, we may be unable to provide such services ourselves or we may have to incur additional expenditures to obtain such services from another provider.

Potential indemnification liabilities to Autoliv or a refusal of Autoliv to indemnify us pursuant to the Distribution Agreement could materially adversely affect us.

The transaction documents we entered into with Autoliv in connection with the internal reorganization and the Spin-Off provide for cross-indemnities that require Autoliv and Veoneer to bear financial responsibility for each company’s business prior to the internal reorganization or Spin-Off, as applicable, and to indemnify the other party in connection with a breach of such party of the transaction agreements; provided, however, certain warranty, recall and product liabilities for electronics products manufactured prior to the completion of the internal reorganization have been retained by Autoliv and Autoliv will indemnify us for any losses associated with such warranty, recall or product liabilities pursuant to the distribution agreement entered into as part of the Spin-Off. If we are required to indemnify Autoliv under the circumstances set forth in the transaction documents, we may be subject to substantial liabilities. In addition, there can be no assurance that the indemnities from Autoliv will be sufficient to protect us against the full amount of any potential liabilities. Even if we do succeed in recovering from Autoliv any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. In addition, each of these risks could have a material adverse effect on our business, results of operations and financial condition.

We may be unable to take certain actions because such actions could jeopardize the tax-free status of the Spin-Off, and such restrictions could be significant.

To preserve the tax-free treatment of the Spin-Off, for the initial two-year period following the Spin-Off, we are prohibited, except in limited circumstances, from taking or failing to take certain actions that would prevent the Spin-Off and related transactions from being tax-free, including: (1) entering into any transaction pursuant to which our stock would be acquired, whether by merger or otherwise; (2) issuing any equity securities or securities that could possibly be converted into our equity securities; (3) selling or otherwise disposing of substantially all of our assets; or (4) repurchasing our equity securities. These restrictions may limit our ability to issue equity and to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business. In addition, if we take, or fail to take, actions that prevent the Spin-Off and related transactions from being tax-free, we could be liable for the adverse tax consequences resulting from such actions.

The Spin-Off and related transactions may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal distribution requirements.

The Spin-Off could be challenged under various state and federal fraudulent conveyance laws. An unpaid creditor or an entity vested with the power of such creditor (such as a trustee or debtor-in-possession in a bankruptcy) could claim that Autoliv did not receive fair consideration or reasonably equivalent value in the Spin-Off, and that the Spin-Off left Autoliv insolvent or with unreasonably small capital or that Autoliv intended or believed it would incur debts beyond its ability to pay such debts as they mature. If a court were to agree with such a plaintiff, then such court could void the Spin-Off as a fraudulent transfer and could impose a number of different remedies, including without limitation, returning our assets or your shares in our company to Autoliv or providing Autoliv with a claim for money damages against us in an amount equal to the difference between the consideration received by Autoliv and the fair market value of our company at the time of the Spin-Off. No assurance can be given as to what standard a court would apply to determine insolvency or that a court would determine that Autoliv was solvent at the time of or after giving effect to the Spin-Off, including the distribution of our common stock.

Certain of our officers and directors may have actual or potential conflicts of interest because of their service as executive officers or directors of Autoliv.

Certain of our directors and officers own Autoliv common stock and equity awards. Even though our board of directors consists of a majority of directors who are independent, several of our directors continue to have a financial interest in Autoliv common stock and equity awards. Continuing ownership of Autoliv common stock and equity awards, or service as a director at both companies could create, or appear to create, potential conflicts of interest for our directors and officers with prior or continuing positions with Autoliv if we have disagreements with Autoliv about the agreements between us that continue or face decisions that could have different implications for us and Autoliv.

Risks Related to Investing in Our Securities

Our board of directors may change significant corporate policies without stockholder approval.

Our financing, borrowing and dividend policies and our policies with respect to all other activities, including growth, debt, capitalization and operations, are determined by our board of directors. These policies may be amended or revised at any time and from time to time at the discretion of our board of directors without a vote of our stockholders. In addition, our board of directors may change our policies with respect to conflicts of interest provided that such changes are consistent with applicable legal requirements. A change in these policies could have a material adverse effect on our business, results of operations, financial condition, the per share trading price of our common stock and our ability to satisfy our debt service obligations and to pay dividends to our stockholders.

Anti-takeover provisions in our organizational documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

Our certificate of incorporation and bylaws contain provisions that may make the merger or acquisition of the Company more difficult without the approval of our board of directors. Among other things:

•	although we do not have a stockholder rights plan, our certificate of incorporation allows us to authorize the issuance of undesignated preferred stock in connection with a stockholder rights plan or otherwise, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of common stock;

•

we have a classified board of directors, and any director may be removed only for cause and only by the affirmative vote of at least 75% of the voting power of all the then-outstanding shares of voting stock;

•

our board of directors is expressly authorized to make, alter or repeal our bylaws and our stockholders may only amend our bylaws by the affirmative vote of at least 80% of the voting power of all the then-outstanding shares of voting stock;

•	our certificate of incorporation and bylaws permits only our board of directors to call special meetings of stockholders;

•	our certificate of incorporation and bylaws do not permit stockholder action by written consent; and

•	our bylaws establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Further, as a Delaware corporation, we are subject to provisions of Delaware law, which may impair a takeover attempt that our stockholders may find beneficial. These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of the Company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

Our certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our current or former directors, officers or stockholders.

Our certificate of incorporation provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our stockholders, directors, officers or other employees to us or to our stockholders, (iii) any action asserting a claim arising out of or pursuant to the Delaware General Corporation Law, (iv) the certificate of incorporation or amended and bylaws, or (v) any action asserting a claim government by the internal affairs doctrine. At our 2019 annual meeting of stockholders, we intend to ask our stockholders to vote on whether to keep this provision in our certificate of incorporation. This choice of forum provision may only be amended by the affirmative vote of at least 80% of the voting power of all the outstanding shares of common stock entitled to vote, which may have the effect of making this provision difficult to repeal by our stockholders. Any person or entity purchasing or otherwise holding any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provision in our restated certificate of incorporation related to choice of forum. This provision may have the effect of discouraging lawsuits against our directors, officers or employees by limiting our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes.

The market price and trading volume of our common stock may fluctuate widely.

The market price of our common stock may fluctuate significantly, depending upon many factors, some of which may be beyond our control, including, but not limited to:

•	a shift in our investor base;

•	our quarterly or annual earnings, or those of comparable companies;

•	actual or anticipated fluctuations in our operating results;

•	our ability to obtain financing as needed;

•	changes in laws and regulations affecting our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	announcements by us or our competitors of significant investments, acquisitions or dispositions;

•	the failure of securities analysts to cover our common stock;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating performance and stock price of comparable companies;

•	overall market fluctuations;

•	a decline in the automotive market; and

•	general economic conditions and other external factors.

Future issuances of common stock by us may cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, could substantially decrease the market price of our common stock.

In connection with the Spin-Off, we adopted an equity incentive plan in which our employees, non-employee directors and other service providers may participate, under which an aggregate of 3,000,000 shares of our common stock are available for future issuance, plus a number of shares to satisfy equity-based awards that were issued to holders of certain equity awards outstanding under Autoliv’s Amended and Restated Stock Incentive Plan at the time of the Spin-Off. We filed a registration statement on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our equity incentive plan. Accordingly, shares registered under such registration statement are available for sale in the open market.

Your ownership in our stock may be diluted by additional equity issuances.

Your percentage ownership in our common stock could be diluted in the future as a result of equity issuances for acquisitions, capital market transactions or otherwise, including any equity awards that we grant to our directors, officers and employees. Such awards could have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock. In addition, our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred shares having such designation, powers, preferences and relative, participating, optional and other special rights as our board of directors generally may determine. The terms of one or more classes or series of preferred shares could dilute the voting power or reduce the value of our common stock.

We have no current plans to pay cash dividends on our common stock, and certain factors could limit our ability to pay dividends in the future.

The declaration, amount and payment of any future dividends on shares of common stock will be at the absolute and sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of indebtedness we or our subsidiaries incur in the future. We have no current plans to pay any cash dividends.

Risks Related to an Investment in our SDRs

Veoneer SDR holders do not have the same rights as our stockholders.

A Veoneer SDR holder does not have equivalent rights as our holders of common stock, whose rights are governed by U.S. federal law and the Delaware General Corporation Law. The rights of Veoneer SDR holders are set forth and described in to the General Terms and Conditions for Swedish Depository Receipts in Veoneer (the “General Terms and Conditions”). Although the General Terms and Conditions generally allow Veoneer SDR holders to vote in general meetings of stockholders or to be entitled to dividends as if they held our shares of common stock directly, the rights of Veoneer SDR holders differ in some instances from the rights of Veoneer stockholders. In particular, Veoneer SDR holders do not have the ability to nominate directors for election or bring proposals before our annual meeting to the extent provided for in our governing documents or by applicable U.S state or federal law. Additionally, Veoneer SDR holders may not be able to enforce their rights under the General Terms and Conditions in relation to their SDRs in the same manner as one of our stockholders could with respect to our shares of common stock under applicable U.S. law.

The trading market for Veoneer SDRs may be limited in the future.

There is a risk that a trading market for Veoneer SDRs will not develop or be sustained in the future. Veoneer SDRs traded in Stockholm are not equivalent to a Swedish security being traded on Nasdaq Stockholm. Specifically, Veoneer SDRs represent shares of a U.S. company and are not themselves shares of stock. The lack of an active trading market may make it more difficult for you to sell your Veoneer SDRs and could lead to the price of Veoneer SDRs being depressed or more volatile.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein and therein, contain statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this prospectus other than statements of historical fact, including without limitation, statements regarding the proposed offering of common stock pursuant to this prospectus or other proposed or possible capital raising transactions, management’s examination of historical operating trends and data, estimates of future sales (including estimates related to order intake), operating margin, cash flow, taxes or other future operating performance or financial results, are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “would,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. We have based these forward-looking statements on our current expectations and assumptions and/or data available from third parties about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs.

New risks and uncertainties arise from time to time, and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Factors that could cause actual results to differ materially from these forward-looking statements include, without limitation, the following: the cyclical nature of automotive sales and production; changes in general industry and market conditions or regional growth or decline; our ability to achieve the intended benefits from our separation from our former parent; our ability to be awarded new business or loss of business from increased competition; higher than anticipated costs and use of resources related to developing new technologies; higher raw material, energy and commodity costs; component shortages; changes in customer and consumer preferences for end products; market acceptance of our new products; dependence on and relationships with customers and suppliers; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; costs or difficulties related to the integration of any new or acquired businesses and technologies; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other post-retirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of future litigation, regulatory actions or investigations or infringement claims; our ability to protect our intellectual property rights; tax assessments by governmental authorities and changes in our tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; and other risks and uncertainties identified in Item 1A — “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2018 Form 10-K and our Quarterly Report on Form 10-Q for the period ended March 31, 2019.

For any forward-looking statements contained in this prospectus or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

MARKET AND INDUSTRY DATA

This prospectus and the documents incorporated by reference in this prospectus contain statistics, data, statements, and other information and estimates relating to markets, market sizes (including our total addressable market, or TAM, market shares, market positions and other industry data and forecasts pertaining to Veoneer’s business and the industries and markets in which it operates. Unless otherwise indicated, such information reflects Veoneer’s estimates based on analysis of multiple sources, including publicly available information, data compiled by professional organizations in the industry, reports from government agencies and reports by market research firms consultants and analysts and information otherwise obtained from other third party sources, including the IHS Light Vehicle Production Database, as well as Veoneer’s internal data and its own knowledge of and experience in the industry and market sectors in which we compete.

Although Veoneer believes its estimates to be reasonable, these estimates have not been verified by any independent sources, and Veoneer cannot assure prospective investors as to the accuracy or completeness of the data, or that a third party using different methods to assemble, analyze or compute market data would obtain the same results. This information involves a number of assumptions and you are cautioned not to give undue weight to these estimates. In addition, the industry in which Veoneer operates is subject to a high degree of uncertainty and risk as behavior, preferences and trends in the marketplace tend to change. Veoneer does not intend, and does not assume any obligations to update industry or market data set forth in this prospectus.

Industry publications or reports generally state that the information they contain has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. Veoneer has not independently verified and cannot give any assurances as to the accuracy of market data contained in this prospectus that was extracted from these industry publications or reports and reproduced herein. Market data and statistics are inherently predictive and subject to uncertainty and not necessarily reflective of actual market conditions. Such statistics are based on market research, which itself is based on sampling and subjective judgments by both the researchers and the respondents, including judgments about what types of products and transactions should be included in the relevant market.

As a result, prospective investors should be aware that statistics, data, statements and other information relating to markets, market sizes, market shares, market positions and other industry data in this prospectus and projections, assumptions and estimates based on such information may not be reliable indicators of Veoneer’s future performance and the future performance of the industry in which it operates. Such indicators are necessarily subject to a high degree of uncertainty and risk due to the limitations described above and to a variety of other factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus and in our 2018 Form 10-K and our Quarterly Report on Form 10-Q for the period ended March 31, 2019, as well as the consolidated financial statements and related notes incorporated by reference into this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the shares of our common stock in this offering will be approximately $            million, or approximately $            million if the underwriters exercise their over-allotment option to purchase additional shares in full, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed public offering price of $18.86 per share, which is the last reported sale price of our common stock on the NYSE on May 17, 2019, would (decrease) increase the number of shares of common stock to be issued by us in this offering by (934,430) and 1,039,071 shares, respectively, assuming the aggregate dollar amount of shares offered by us, as determined based on the assumed public offering price of $18.86 per share, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the aggregate dollar amount of shares we are offering.

Concurrently with this offering of common stock, we are offering $150,000,000 aggregate principal amount of our        % Senior Convertible notes due 2024, or approximately $172,500,000 aggregate principal amount of convertible notes if the underwriters in that offering exercise in full their over-allotment option to purchase additional convertible notes, in an underwritten offering pursuant to a separate prospectus. The net proceeds of the concurrent convertible notes offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $              million (or approximately $             million if the underwriters in the concurrent convertible notes offering exercise in full their over-allotment option to purchase additional convertible notes). If the concurrent convertible notes offering does not close, we will not receive the net proceeds described in the foregoing sentence.

This prospectus is not an offer to sell or a solicitation of an offer to buy any securities being offered in the concurrent convertible notes offering. See the section of this prospectus titled “Concurrent Convertible Notes Offering” for a summary of the terms of the convertible notes and a further description of the concurrent convertible notes offering.

We intend to use the net proceeds from the common stock offering and concurrent convertible notes offering for working capital and other general corporate purposes. Such purposes may include additional investments in technology or research and development or for the acquisition of or investment in businesses or joint ventures that complement our business. However, we do not currently have any definitive or preliminary plans with respect to the use of proceeds for such purposes.

We will have broad discretion in using these proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds. Pending their use as described above, we plan to invest the net proceeds in short-term, interest-bearing obligations, investment-grade instruments, money market accounts, certificates of deposit, or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any cash dividends on our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors considers relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our consolidated capitalization as of March 31, 2019 on:

•	an actual basis;

•

an as adjusted basis to give effect to the completion of this offering of common stock (assuming the underwriters’ over-allotment option to purchase additional shares is not exercised) and after deducting the estimated underwriting discount and estimated offering expenses, and assuming that such net proceeds are held as cash, cash equivalents and short-term investments; and

•

an as further adjusted basis to give effect to the adjustments set forth above and the sale of the convertible notes in the concurrent convertible notes offering (assuming the underwriters in the concurrent convertible notes offering do not exercise their over-allotment option to purchase additional convertible notes), after deducting the estimated underwriting discount and estimated offering expenses, and assuming that such net proceeds are held as cash, cash equivalents and short-term investments.

You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in our 2018 Form 10-K and Quarterly Report on Form 10-Q for the period ended March 31, 2019, which are incorporated by reference in this prospectus.

(in millions)	As of March 31, 2019	As Adjusted	As Further Adjusted for the Concurrent Convertible Notes Offering(3)
Cash, cash equivalents and short-term investments	$715
Other Assets	1,804
Total Assets	2,519
% Convertible Senior Notes due 2024(1)	—
Total Liabilities	751
Stockholders’ equity (deficit):
Common stock, $1.00 par value; 325,000,000 shares authorized, 87,345,640 shares issued and outstanding, actual; 325,000,000 shares authorized, shares issued and outstanding, as adjusted and as further adjusted	87
Additional paid-in capital(2)	1,939
Accumulated deficit	(318)
Accumulated other comprehensive loss	(30)
Non-controlling interest	$90

Total stockholders’ equity and non-controlling interest(2)	$1,768

Total capitalization(2)	$2,519

(1)

In accordance with ASC 470-20, a convertible debt instrument (such as the convertible notes issued in the concurrent convertible notes offering) that may be wholly or partially settled in cash is required to be separated into liability and equity components, such that non-cash interest expense reflects our non-convertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. See “Risk Factors – Risks Related to the Notes – The accounting method for convertible debt securities that may be settled in cash, such as the notes, could have a material effect on our reported financial results.” The debt component accretes up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the convertible notes is the aggregate principal amount of the convertible notes without reflecting the debt discount or fees and expenses that we are required to recognize. Amounts shown in the table above do not reflect application of ASC 470-20.

(2)

Issuance of the convertible notes in the concurrent convertible notes offering (giving effect to the application of ASC 470-20 as described in note (1) above) will result in a net increase in additional paid in capital and, therefore, a net increase in total stockholders’ equity and total capitalization. Amounts shown in the table above do not reflect the application of ASC 470-20.

(3)

The closing of this offering of common stock is not contingent upon the closing of our concurrent convertible notes offering and the closing of the convertible notes offering is not contingent upon the closing of this offering of common stock. We cannot assure you that the concurrent convertible notes offering will be completed or, if completed, on what terms it will be completed.

The number of shares of our common stock in the table above is based on 87,345,640 shares of our common stock outstanding as of March 31, 2019, and excludes:

•	All shares of common stock issuable upon conversion of the convertible notes offered in the concurrent convertible notes offering;

•	305,532 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2019, at a weighted-average exercise price of $27.92;

•	648,733 shares of common stock issuable pursuant to restricted stock units, or “RSUs,” as of March 31, 2019; and

•	3,744,528 shares of common stock reserved for future issuance under Veoneer’s 2018 Stock Incentive Plan as of March 31, 2019.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the material terms of our capital stock as of the date of this prospectus. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of our capital stock, you should refer to our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, which have been filed as exhibits to our periodic reports filed with the SEC, and to the provisions of applicable Delaware law.

Our authorized capital stock consists of 325,000,000 shares of common stock, par value $1.00 per share, and 25,000,000 shares of preferred stock, par value $1.00 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form. As of May 15, 2019 87,372,130 shares of our common stock were issued and outstanding.

Common Stock

Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. The holders of our common stock will not have cumulative voting rights in the election of directors. In addition, the holders of shares of our common stock will be entitled to participate in dividends ratably on a per share basis when our board of directors declares dividends on our common stock out of legally available funds. Any time limit after which entitlement to dividend lapses, and the person in whose favor any such lapse operates, will be determined based on the law applicable to the holder of such securities. There are no restrictions on the right to dividends for stockholders domiciled outside the U.S., subject to the withholding tax, if any, levied in the U.S. In the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, holders of our common stock will have the right to a ratable portion of the assets remaining after satisfaction in full of the prior rights of our creditors and of all liabilities. All shares of our common stock are fully paid and non-assessable. No shares of our common stock will have any preemptive, redemption or conversion rights, or the benefits of any sinking fund. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock which we may authorize and issue in the future. The Bylaws and Certificate of Incorporation, which govern the rights of our stockholders, may be amended in accordance with the procedures set forth therein and in accordance with the DGCL. Amendments to certain provisions require a supermajority vote of stockholders. The common stock is not subject to a mandatory offering, redemption rights or sell-out obligation. No public takeover offer has been made for the common stock during the current or preceding financial year. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

Under the Certificate of Incorporation, our board of directors is authorized to issue, without further stockholder approval, up to 25,000,000 shares of preferred stock, par value $1.00 per share, in one or more series. For each series of preferred stock, our board of directors may determine whether such preferred stock will have voting powers. Our board of directors may also determine the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of any preferred stock we issue, including conversion rights, redemption rights and liquidation privileges. Our board of directors will determine these terms by resolution adopted before we issue any shares of a series of preferred stock. The preferred stock will, when issued, be fully paid and nonassessable. As of the date of this prospectus, we have not designated or issued any series of preferred stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

The Delaware General Corporation Law

We are a Delaware corporation that is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions, a publicly held Delaware corporation may not engage in any “business combination” with any “interested stockholder” for a three-year period following the time that such stockholder became an interested stockholder, unless:

•	the corporation has elected in its Certificate of Incorporation not to be governed by Section 203 (which we have not done);

•	prior to that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•

at or subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The three-year prohibition also does not apply to business combinations proposed by an interested stockholder following the announcement or notification of extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors.

The term “business combination” is defined generally to include mergers or consolidations resulting in a financial benefit to the interested stockholder. The term “interested stockholder” is defined to include any person, other than the corporation and any direct or indirect majority-owned subsidiary of the corporation, who, together with affiliates and associates, owns (or owned within three years prior to the determination of interested stockholder status) 15% or more of the outstanding voting stock of the corporation.

Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with our board of directors, because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with supermajority voting, special approval, dividend or other rights or preferences that could impede the success of any attempt to acquire us or to otherwise effect a change in control of us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Classified Board of Directors

The Certificate of Incorporation provides that our board of directors will be divided into three classes. Each class shall consist of as close to one-third of the entire board of directors as possible. Each director shall be elected to serve a term of three years, with each director’s term to expire at the annual meeting held three years after the director’s election.

If a director nominee in an uncontested election fails to receive the approval of a majority of the votes cast on his or her election by the stockholders, the nominee shall promptly offer his or her resignation to the board of directors for consideration in accordance with the procedure set forth in our Corporate Governance Guidelines.

Removal of Directors; Vacancies

The Certificate of Incorporation provides that any director may be removed only for cause and only by the affirmative vote of at least 75% of the voting power of all the then-outstanding shares of voting stock, voting together as a single class. In addition, the Certificate of Incorporation and Bylaws also provide that any vacancies or newly created seats on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum, and not stockholders.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our Certificate of Incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting.

No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders

The Certificate of Incorporation and Bylaws prohibit stockholder action by written consent. They also provide that special meetings of our stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of our board of directors.

Advance Notice Requirements for Director Nominations and Stockholder Proposals

The Bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary in order for the matter to be properly brought before a meeting. The stockholder will also have to provide certain information and representations as specified in our Bylaws about the stockholder, its affiliates and any proposed business or nominee. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or to make nominations for directors at an annual meeting of stockholders.

Supermajority Provisions

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation’s Certificate of Incorporation or Bylaws, unless the Certificate of Incorporation requires a greater percentage. The Certificate of Incorporation provides that the following provisions may be amended only by a vote of at least 80% of the voting power of all of the outstanding shares of our stock entitled to vote:

•	The removal of directors;

•	Filling vacant seats on the board of directors;

•	The prohibition on stockholder action by written consent;

•	The exclusive forum;

•	The ability to call a special meeting of stockholders being vested solely in our board of directors;

•	The ability of the board of directors to make, alter, amend or repeal our Bylaws, and

•	The amendment provisions requiring that the above provisions be amended only with an 80% supermajority vote.

Authorized but Unissued Capital Stock

The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as our common stock is listed on the NYSE,

require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then-outstanding number of shares of our common stock. Such approval is not required, however, for any public offering for cash; any bona fide private financing, if the financing involves a sale of common stock, for cash, at a price at least as great as each of the book and market value of our common stock; and securities convertible into or exercisable for common stock, for cash, if the conversion or exercise price is at least as great as each of the book and market value of our common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock or preferred stock at prices higher than prevailing market prices.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. The Certificate of Incorporation provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty owed by any of our stockholders, directors, officers, or other employees to us or to our stockholders, any action asserting a claim arising pursuant to the DGCL, or any action asserting a claim governed by the internal affairs doctrine. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents.

SWEDISH DEPOSITORY RECEIPTS

In connection with any offering of our common stock, at the request of the underwriters or relevant non-U.S. person purchasers, we may deposit all or a portion of such shares with Skandinaviska Enskilda Banken AB (publ), or the Custodian, pursuant to a Custodian Agreement between us and the Custodian. The Custodian will then deliver Swedish Depository Receipts, or the SDRs, representing the shares of our common stock, to the relevant non-U.S. person purchasers of our common stock that have requested receipt of SDRs. The number of SDRs that may be delivered to investors in connection with the common stock offering will be limited due to legal restrictions on how many SDRs may be listed on Nasdaq Stockholm prior to registering a prospectus with the Swedish Financial Supervisory Authority (Sw.Finansinspektionen) (SFSA). Because of such legal restrictions, a suspension of issuances of Veoneer SDRs is expected to begin on May 20, 2019. The Company intends to submit and register a prospectus with the SFSA. Once the prospectus is published, the suspension will be lifted, at which time common stock will again be capable of being deposited with the Custodian (if holders thereof so choose) and issuances of SDRs will resume without limitations. The Company will cover the deposit fee charged by the Custodian for deposits of SDRs for the 30 day period following the publication of the Swedish prospectus, although not other expenses or fees charged by brokers or other institutions in connection with the deposit. Any such SDRs will be issued and governed in accordance with the Custodian Agreement and the General Terms and Conditions for Swedish Depository Receipts in Veoneer, Inc., or the General Terms and Conditions.

Veoneer SDRs are listed on Nasdaq Stockholm. Each Veoneer SDR represents an ownership interest in one share of Veoneer common stock. The Custodian’s business will be conducted in accordance with the Swedish Companies Act (2005:551), the Swedish Banking and Financing Business Act (2004:297) and the Swedish Securities Market Act (2007:528). The Custodian (registration number 502032-9081) is a Swedish public limited liability company registered with the Swedish Companies Registration Office on December 29, 1971. The Custodian’s registered office is located at Kungsträdgårdsgatan 8, SE-106 40 Stockholm, Sweden.

All shares of Veoneer common stock held by the Custodian will be held on behalf of holders of Veoneer SDRs by a bank designated by the Custodian that conducts business in the U.S. (the “U.S. Sub-Custodian”). Veoneer SDRs will be issued and registered in the form of SDRs in the book-entry system (the “SDR Register”) administered by Euroclear Sweden AB (“Euroclear Sweden”). No certificates representing Veoneer SDRs will be issued. Veoneer SDRs will be denominated in Swedish krona (SEK), and will be freely transferable. A Veoneer SDR holder may hold the SDRs either directly in a VPC account or indirectly through the Veoneer SDR holder’s broker or other financial institution as nominee. If Veoneer SDRs are held by a holder directly, then such Veoneer SDR holder, by having an SDR registered in such holder’s own name in a VPC account with Euroclear Sweden, individually has the rights of a Veoneer SDR holder. If a Veoneer SDR holder holds the SDRs in a custody account with such holder’s broker or financial institution nominee, such holder must rely on the procedures of such broker or financial institution to assert the rights of a Veoneer SDR holder described in this section. A Veoneer SDR holder should consult with such holder’s broker or financial institution to find out what those procedures are.

A Veoneer SDR holder will not have equivalent rights as our holders of common stock, whose rights are governed by U.S. federal law and the Delaware General Corporation Law. Because the Custodian will be the stockholder of record for the shares of our common stock represented by all outstanding Veoneer SDRs, stockholder rights will rest with such record holder. A Veoneer SDR holder’s rights will derive from the General Terms and Conditions. The Company will establish arrangements such that Veoneer SDR holders shall have the opportunity to exercise certain rights with respect to the Company as would be exercisable by such holders if they had owned shares directly and not SDRs.

The obligations of the Custodian and the Company towards Veoneer SDR holders are set out in the General Terms and Conditions. The General Terms and Conditions and the Veoneer SDRs are governed by Swedish law. The following is a summary of the material terms of the General Terms and Conditions. Because it is a summary, it does not contain all of the information that may be important to you. For more complete information, you should read the entire General Terms and Conditions which contains the terms of the Veoneer SDRs, which has been filed as an exhibit to our periodic reports filed with the SEC.

Record and Payment Date

The Custodian will, in consultation with us, fix a record date for the determination of Veoneer SDR holders entitled to dividends in cash, shares, rights, or any other property or the proceeds thereof (if the property is sold by the Custodian in accordance with the General Terms and Conditions), receive applicable information to attend and vote at a stockholders’ meeting or certain other rights that may be exercised by our stockholders. The Custodian will also, in consultation with us, fix the date for payment of any dividend to Veoneer SDR holders, if any dividends are paid, which we refer to as the payment date.

SDR Register

The shares of our common stock to be deposited with the Custodian will be represented by book-entry registration in the form of SDRs in the system administered by Euroclear Sweden AB, Box 191, SE 101 23 Stockholm (“Euroclear Sweden”), in accordance with the Swedish Central Securities Depositories and Financial Instruments Accounts Act (1998:1479) on the VPC accounts designated by Veoneer SDR holders, which we refer to as the SDR Register. No certificates will be issued for Veoneer SDRs. The ISIN code is SE0011115963 for our SDRs and US92336X1090 for our common stock. The CUSIP for our common stock is 92336X109. Veoneer SDR holders wishing to trade their underlying shares of common stock on the NYSE will need to cancel their Veoneer SDRs registered in the SDR Register. Veoneer SDR holders should contact their banks or brokers for further information regarding such re-registration into common stock.

Voting Rights

The Custodian will, as soon as possible after receipt of information of any general meeting of our stockholders, cause a Veoneer SDR holder registered in the SDR Register on the record date, to be furnished with information regarding such general meeting of stockholders. The information shall include the following:

•	the time and location of the general meeting of stockholders and the matters intended to be considered by the meeting;

•	reference to instructions available through our website as to the actions that must be taken by each Veoneer SDR holder to be able to exercise his, her or its voting rights at the general meeting; and

•	reference to materials for the general meeting available through our website.

Dividends and Other Distributions

A Veoneer SDR holder will be entitled to participate in dividends ratably on a per SDR basis if and when our board of directors declares dividends on our common stock in the same manner a holder of common stock would be, although a cash dividend will be converted into SEK. The conversion will be made in accordance with the exchange rates applied by the Custodian from time to time and will take place not more than five nor less than three business days prior to the payment date by the Custodian entering into futures contracts with delivery on the payment date. The final conversion rate will be an average of the rates achieved in each such futures contract.

The person registered in the SDR Register on the record date as the Veoneer SDR holder or holder of rights to dividends relating to the Veoneer SDRs shall be considered to be authorized to receive any dividends. Payments of any dividends will be effected in SEK by Euroclear Sweden on the payment date. If the person receiving dividends is not an authorized recipient, then the Company, the Custodian and Euroclear Sweden will be considered to have fulfilled their respective obligations unless, in the case of the Custodian or Euroclear Sweden, either was aware that the payment of dividends was made to an unauthorized person or in certain cases where the recipient person is underage or has a legal guardian and the right to receive dividends was in the authority of the legal guardian. If Veoneer SDR holders can not be reached and the holder’s entitlement to a dividend, if and when paid by the Company, has lapsed, the person in whose favor any such lapse operates will be determined based on the law applicable to the holder of such securities. There are no restrictions on the right to dividends for holders domiciled outside the U.S. or Sweden.

Euroclear Sweden will pay dividends, if and when declared by the Company, to Veoneer SDR holders or holders of rights to dividends relating to Veoneer SDRs in accordance with the rules and regulations applied by

Euroclear Sweden from time to time. Under the present rules and regulations of Euroclear Sweden, dividends normally are paid to cash accounts linked to the VPC accounts on which the SDRs are registered. The dividend payments, if any, to Veoneer SDR holders will be made without deduction of any costs, charges, or fees from us, the Custodian, the U.S. Sub-Custodian or Euroclear Sweden, except for any withholding tax levied in the U.S. or in Sweden on dividend payments or any other tax to be imposed by tax authorities in the U.S. or Sweden.

If we declare a dividend where we give stockholders an option to elect to receive such dividend in cash or some other form and if, in the opinion of the Custodian, it is not practically possible for Veoneer SDR holders to have any option to choose between dividends in the form of cash or in any other form, the Custodian shall on behalf of Veoneer SDR holders be entitled to decide that any such dividends shall be paid in cash.

Taxation

In connection with any distribution to SDR holders, we, the Custodian, the U.S. Sub-Custodian, and Euroclear Sweden or any of our or their respective agents will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld by us, the Custodian, the U.S. Sub-Custodian, Euroclear Sweden or any of our or their respective agents. In the event we, the Custodian, the U.S. Sub-Custodian or Euroclear Sweden or any of our or their respective agents determines that any distribution in cash, shares, rights or any other property is subject to any tax or governmental charges which it is obligated to withhold, it may use that cash, or sell all or a portion of such property as is necessary and economically and practicably feasible to pay such taxes or governmental charges, and the Custodian shall distribute the net proceeds of any sale or the balance of any such property or cash after deduction of such taxes or governmental charges to Veoneer SDR holders entitled thereto. Veoneer SDR holders will remain liable for any deficiency.

The Custodian will use its best efforts to provide Veoneer SDR holders with such information as it may possess and Veoneer SDR holders may reasonably request to enable such Veoneer SDR holder or its agent to claim any benefit provided under the taxation treaty between the U.S. and Sweden.

Exercise of Rights and Deposit or Sale of Securities Resulting from Dividends, Splits or Plans of Reorganization

The Custodian, as promptly as possible, will accept delivery of shares of Veoneer common stock as a result of bonus issues and the effect of split-ups or combinations of such shares. Registrations in Veoneer SDR holders’ respective VPC accounts reflecting such bonus issue, split-up or combinations will be effected by Euroclear Sweden as soon as practically possible after the record date without any further information being provided to Veoneer SDR holders by the Custodian. The person registered in the SDR Register on the applicable record date as a Veoneer SDR holder or holder of rights relating to bonus issues will be considered to be authorized to receive any shares of our common stock as a result of bonus issues or participate in any split-ups or combinations of Veoneer SDRs. Should the person receiving bonus shares or participating in split-ups or combinations of Veoneer SDRs not be authorized to receive Veoneer SDRs or to participate in such measures, the same principles shall apply as described above under “Dividends and Other Distributions” regarding the right to receive dividends. If Veoneer SDR holders are entitled to receive fractional shares as a result of stock dividends, bonus issues or any other corporate action by us, such fractional shares will be sold by the Custodian and the proceeds of such sale will be distributed to Veoneer SDR holders. The Custodian will not accept deposit of fractional shares or an uneven number of fractional rights.

The Custodian will provide Veoneer SDR holders with information with regard to new issues or issues of debentures or other rights in which Veoneer SDR holders have a right to subscribe for new shares and debentures, as well as other corporate action directed to stockholders by us in accordance with the provision governing delivery of notice as outlined below. When it is not practically or economically feasible to distribute any such rights, the Custodian will have the right to sell such rights on behalf of Veoneer SDR holders and to distribute the proceeds of such sale to Veoneer SDR holders after deduction of any taxes levied in accordance with the General Terms and Conditions.

Restrictions on Deposit and Withdrawal

The Custodian and the U.S. Sub-Custodian may refuse to accept shares of our common stock for deposit under the General Terms and Conditions whenever notified that we have restricted transfer of such shares to comply with any ownership or transfer restrictions under Swedish, U.S. or any other applicable law.

Company Reports and Other Communications

The Custodian will cause reports and other information received by the Custodian from us for distribution to Veoneer SDR holders, to be delivered in accordance with the General Terms and Conditions to all Veoneer SDR holders or others holders being entitled to such information according to the SDR Register. We will cause our annual report to be available through our website. Additionally, we will, upon request from a Veoneer SDR holder, send our annual report to such Veoneer SDR holder.

The Custodian shall arrange for notices or documentation to be distributed to Veoneer SDR holders in accordance with the General Terms and Conditions to be delivered to Veoneer SDR holders and other holders of rights registered in the SDR Register as entitled to receive notification pursuant to the Swedish Central Securities Depositories and Financial Instruments Accounts Act (1998:1479). Such notices or documents will be sent by mail to the address listed in the SDR Register. We and the Custodian may, instead of mailing notices, publish the corresponding information in at least one national Swedish daily newspaper and through our website.

Limitations on Obligation and Liability to SDR Holders

Pursuant to the General Terms and Conditions, we, the Custodian, the U.S. Sub-Custodian and Euroclear Sweden will not be liable for (i) losses due to Swedish or foreign legal decrees or (ii) losses due to Swedish or foreign action by public authorities, acts of war, strikes, blockades, boycotts, lockouts or other similar causes.

The reservations with respect to strikes, blockades, boycotts, and lockouts apply even if we, the Custodian, the U.S. Sub-Custodian or Euroclear Sweden undertake, or are the object of, such actions.

If the Custodian, the U.S. Sub-Custodian, we or Euroclear Sweden are hindered from making payment or taking any other action by the circumstances described above, such action may be deferred until the hindrance has ceased to exist.

We, the Custodian, the U.S. Sub-Custodian and Euroclear Sweden will not be obligated to provide compensation for losses arising in other situations if we, the Custodian, the U.S. Sub-Custodian or Euroclear Sweden have exercised normal prudence, nor shall we, the Custodian, the U.S. Sub-Custodian or Euroclear Sweden be liable for indirect damages. Further, we, the Custodian, the U.S. Sub-Custodian and Euroclear Sweden are not responsible for losses or damages incurred by a Veoneer SDR holder by reason that any dividend, right, delivery of notice or other that our stockholders are entitled to, for technical, legal or other reasons beyond Euroclear Sweden’s control cannot be distributed or transferred to Veoneer SDR holders registered in the SDR Register.

Amendment and Termination of the Custodian Agreement

The Custodian, in consultation with us, is entitled to amend the General Terms and Conditions insofar as such amendments are required by Swedish law, U.S. law or any applicable legislation, court order, orders by public authorities or changes in the rules and regulations of Euroclear Sweden, or if, in the opinion of the Custodian, such action is otherwise appropriate or necessary for practical reasons and Veoneer SDR holders’ rights are in no material respect adversely affected.

The Custodian may terminate deposits made under the General Terms and Conditions by delivery to Veoneer SDR holders of a notice of termination pursuant to the applicable provision in the General Terms and Conditions if: (i) a decision is taken to delist Veoneer SDRs from Nasdaq Stockholm; (ii) a decision is taken by us pursuant to our Certificate of Incorporation or our Bylaws to no longer maintain the Veoneer SDR program under the General Terms and Conditions or (iii) Euroclear Sweden has decided to terminate the service agreement concerning registration of Veoneer SDRs.

For a period of twelve months from the date of the termination notice described above, the General Terms and Conditions will continue to be valid in all respects; provided, however, that Veoneer SDRs, in accordance with an undertaking by us, will be listed on Nasdaq Stockholm for a period of six months from the date of such termination notice, if they have not been previously delisted on the initiative of Nasdaq Stockholm.

For a period of two years after the expiration of twelve months from the date of the termination notice, the Custodian shall continue to hold the shares of our common stock in safe custody but shall discontinue registration of transfers of Veoneer SDRs (by closing the SDR Register), suspend distribution of dividends to the Veoneer SDR holders, refuse to accept deposits of such shares or any other action required under the General Terms and Conditions. In addition, the Custodian shall be entitled to compensation from a Veoneer SDR holder for all fees and costs incurred by the Custodian in connection with the Veoneer SDRs from such date forward.

Three years after the date of the termination notice has been given, the Custodian is entitled to sell the shares of our common stock and deduct any fees and costs incurred in connection with any such sale of the Share. The proceeds of any such sale together with any dividends not paid to the Veoneer SDR holders, after the deduction of fees and costs in accordance with the foregoing, will be held by the Custodian without liability for interest thereon for the Veoneer SDR holders’ account.

MARKET PRICE OF COMMON STOCK

On July 2, 2018, shares of our common stock commenced trading on the New York Stock Exchange under the symbol “VNE,” and shares of our SDRs commenced trading on Nasdaq Stockholm under the symbol “VNE SDB.” Prior to that date, there was no public market for our common stock or SDRs. The following table summarizes the high and low sale prices of our common stock and SDRs as reported by the New York Stock Exchange and Nasdaq Stockholm, respectively.

New York Stock Exchange

	High	Low
Third Quarter of 2018 (from July 2, 2018)	$57.93	$41.45
Fourth Quarter of 2018	$56.24	$22.63
First Quarter of 2019	$33.11	$22.77

Nasdaq Stockholm

	High	Low
Third Quarter of 2018 (from July 2, 2018)	517.00kr	357.00kr
Fourth Quarter of 2018	501.08kr	218.00kr
First Quarter of 2019	294.80kr	208.10kr

CONCURRENT CONVERTIBLE NOTES OFFERING

Concurrently with this offering of common stock, we are offering $150,000,000 aggregate principal amount of our        % Convertible Senior Notes due 2024, or the convertible notes (or $172,500,000 aggregate principal amount of convertible notes if the underwriters in that offering exercise in full their over-allotment option to purchase additional convertible notes), in an underwritten offering pursuant to a separate prospectus (the “convertible notes offering”). The closing of this offering of common stock is not contingent upon the closing of our concurrent convertible notes offering and the closing of the convertible notes offering is not contingent upon the closing of this offering of common stock. We cannot assure you that the concurrent convertible notes offering will be completed or, if completed, on what terms it will be completed.

This prospectus is not an offer to sell or a solicitation of an offer to buy any securities being offered in the concurrent convertible notes offering.

The convertible notes will mature on                    , 2024 unless repurchased, redeemed or converted prior to such date. The convertible notes will bear interest at a rate of        % per year, payable semi-annually in arrears on the              and              of each year beginning on             , 2019. The convertible notes will be subject to redemption at our option, in whole or in part, on or after             , 2022 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the convertible notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. The convertible notes will be subject to repurchase by us at the option of the holders following a transaction that is considered a fundamental change, at a fundamental change repurchase price equal to 100% of the principal amount of the convertible notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. Subject to satisfaction of certain conditions and during certain periods, the convertible notes may be converted at an initial conversion rate of        shares of common stock per $1,000 principal amount of convertible notes (equivalent to an initial conversion price of approximately $            per share of common stock). The conversion rate is subject to adjustment if certain events occur. In addition, following certain corporate events that occur prior to the maturity date or if we deliver a notice of redemption, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its convertible notes in connection with such a corporate event or notice of redemption, as the case may be.

See “Use of Proceeds” for additional information regarding the use of proceeds from our concurrent convertible notes offering.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Nordea Bank Abp
Skandinaviska Enskilda Banken AB (publ)

Total:

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below. We have agreed to deliver such amount of the shares of common stock in the form of SDRs as requested by the underwriters to relevant non-U.S. person purchasers of our common stock that have requested receipt of SDRs, subject to certain legal restrictions on how many SDRs may be listed on Nasdaq Stockholm prior to registering a prospectus with the Swedish Financial Supervisory Authority (Sw.Finansinspektionen) (SFSA).

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $            per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to $52,500,000 of additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. In the event that the option is exercised, we have also agreed to deliver such portion of the additional shares of common stock as requested by the underwriters in the form of SDRs, subject to certain legal restrictions on how many SDRs may be listed on Nasdaq Stockholm prior to registering a prospectus with the Swedish Financial Supervisory Authority (Sw.Finansinspektionen) (SFSA).

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional $52,500,000 of shares of common stock. If this option is exercised, we have agreed to deliver such amount of additional shares of common stock in the form of SDRs as requested by the underwriters to relevant non-U.S. person purchasers of our common stock that have requested receipt of SDRs.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by:
Us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses, exclusive of the underwriting discounts and commissions and the expenses of the convertible notes offering, are approximately $1,632,908. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $25,000. The underwriters have agreed to reimburse us for approximately $                 of our out-of-pocket expenses in connection with the offering (and, accordingly, all information in this prospectus concerning estimated offering expenses payable by us had been presented after taking such reimbursement into account).

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

Our common stock has been approved for listing on the New York Stock Exchange under the trading symbol “VNE”.

We and our directors and officers have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of shares to the underwriters; or

•

the issuance by the Company of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•

transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions; or

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period.

Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. Moreover, as a portion of the shares of common stock offered in the offering may be delivered in the form of SDRs, any of these activities may also be undertaken in the SDRs. The underwriters are not required to engage in these activities and may end any of these activities at any time. These activities may be effected on any securities market, over-the-counter market, stock exchange or otherwise, including on the New York Stock Exchange and (in respect of SDRs) Nasdaq Stockholm, and may be undertaken at any time during the period in which the over-allotment option may be exercised. Morgan Stanley & Co. LLC may undertake, on behalf of the underwriters, certain of these activities by or through its agents or affiliates, including Morgan Stanley & Co. International plc.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Nordea Bank Abp’s ability to engage in U.S. securities dealings is limited under the U.S. Bank Holding Company Act and it may not underwrite, offer or sell securities that are offered or sold in the United States. Nordea Bank Abp will only underwrite, offer and sell the securities that are part of its allotment solely outside the United States.

Skandinaviska Enskilda Banken AB (publ) is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any regulated activities in the United States, it will do so through its registered U.S. broker-dealer affiliate SEB Securities Inc.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock.

Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred en bloc without subdivision to a single investor.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

The shares of commons stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to, the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock or the offering thereof may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to Veoneer, the shares of common stock or the offering thereof have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares of common stock.

Hong Kong

The shares of common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus, any free writing prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person, or any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) Securities and Securities-based Derivatives Contracts Regulations 2018).

Singapore Securities and Futures Act Product Classification: In connection with Section 309B of the SFA and the CMP Regulations 2018, Veoneer has determined, and herby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the shares of common stock are ‘prescribed capital markets products’ (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Concurrent Convertible Notes Offering

Concurrently with this offering of common stock, we are offering $150,000,000 aggregate principal amount of our        % Convertible Senior Notes due 2024, or the convertible notes (or $172,500,000 aggregate principal amount of convertible notes if the underwriters in that offering exercise in full their over-allotment option to purchase additional convertible notes), in an underwritten offering pursuant to a separate prospectus. The closing of this offering of common stock is not contingent upon the closing of our concurrent convertible notes offering and the closing of the concurrent convertible notes offering is not contingent upon the closing of this offering of common stock. We cannot assure you that the concurrent convertible notes offering will be completed or, if completed, on what terms it will be completed. See “Concurrent Convertible Notes Offering” for additional information.

This prospectus is not an offer to sell or a solicitation of an offer to buy any securities being offered in the concurrent offering of convertible notes.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of material U.S. federal income tax and withholding consequences relating to the ownership and disposition of our common stock by beneficial owners of such common stock that acquire it pursuant to this offering. This discussion is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (and proposed Treasury Regulations) promulgated under the Code (collectively, the “Regulations”), administrative rulings, and judicial authority, all as in effect as of the date of this prospectus. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of owning or disposing of our common stock, as described in this discussion. No assurance can be given that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax results described in this discussion, and no ruling from the IRS has been, or is expected to be, sought with respect to the U.S. federal tax consequences of the ownership and disposition of our common stock.

This discussion addresses only the tax considerations that are relevant to a holder that holds our common stock as a capital asset within the meaning of the Code. This discussion does not address all of the tax consequences that may be relevant to a particular holder. In particular, it does not address the U.S. federal estate and gift tax consequences, or any state, local, or foreign tax consequences, of owning or disposing of our common stock. Additionally, this discussion does not address, except as stated below, any of the tax consequences to holders that may be subject to special tax treatment with respect to their ownership or disposition of our common stock, including banks, thrift institutions, real estate investment trusts, regulated investment companies, personal holding companies, tax-exempt organizations, insurance companies, persons who are subject to Sections 877 or 877A of the Code; persons who will hold our common stock as part of a straddle, hedging, conversion, stripping, or constructive sale transaction (as such terms are used in the Code); persons whose functional currency is not the U.S. dollar; traders or dealers in securities; or the consequences of our stock being a United States real property interest.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and on the activities of the partnership. Partners in partnerships holding our common stock are encouraged to consult their tax advisors regarding the tax consequences of the partnership’s acquisition of our common stock. This discussion does not address the U.S. federal income tax consequences to partners of such partnerships or to owners of any other entity that holds our common stock.

Tax Consequences to U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other business entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia;

•	an estate, if its income is subject to U.S. federal income tax regardless of its source; and

•

a trust, if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (2) the trust has a valid election in effect under applicable Regulations to be treated as a U.S. person.

U.S. Federal Income Tax Consequences to U.S. Holders of the Ownership and Disposition of Veoneer Common Stock

Distributions on Veoneer Common Stock. In general, the gross amount of any distribution made in respect of Veoneer common stock will be includible in a U.S. Holder’s taxable income as ordinary dividend income on the date the U.S. Holder receives the distribution to the extent of Veoneer’s earnings and profits for U.S. federal income tax purposes. Any such dividends paid to corporate U.S. Holders generally will qualify for the dividends-received deduction that is allowed under the Code. Subject to certain exceptions for short-term and hedged positions, the dividends received by an individual U.S. Holder will be subject to taxation at a preferential rate if the dividends are “qualified dividends.” It is expected that dividends paid on Veoneer common stock will be “qualified dividends.” Generally, amounts distributed in excess of earnings and profits reduce the U.S. Holder’s basis in the stock, and amounts distributed in excess of the basis result in capital gain. Long-term capital gain realized by an individual U.S. Holder is subject to taxation at a preferential rate.

Disposition of Veoneer Common Stock. In general, a U.S. Holder will realize gain or loss upon the sale or other taxable disposition of Veoneer common stock in an amount equal to the difference between the sum of the fair value of any property and the amount of cash received in such disposition and the U.S. Holder’s adjusted tax basis in Veoneer common stock at the time of the disposition. A U.S. Holder must generally treat any gain or loss realized upon a taxable disposition of Veoneer common stock as long-term capital gain or loss if the U.S. Holder has held the common stock for more than one year and otherwise as short-term capital gain or loss. Long-term capital gain realized by an individual U.S. Holder is subject to taxation at a preferential rate. The deductibility of capital losses is subject to limitations.

Medicare Tax. Additionally, a 3.8% Medicare contribution tax generally is imposed on the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. Interest and dividends received (or deemed to be received) by holders of the notes and our common stock and capital gains from the sale or other disposition of notes or common stock generally will constitute net investment income and be subject to the 3.8% tax. U.S. Holders that are individuals, estates, or trusts should consult their tax advisors regarding the applicability of the Medicare tax to them.

Information Reporting and Backup Withholding. Generally, dividends paid with respect to Veoneer common stock, tax withheld and proceeds from the sale or other disposition of Veoneer common stock will be reported annually to the IRS, unless the U.S. Holder is an exempt recipient (such as a corporation). Under the backup withholding rules, a U.S. Holder may be subject to backup withholding with respect to dividends paid, unless such U.S. Holder delivers a properly completed IRS Form W-9 certifying such U.S. Holder’s correct taxpayer identification number and certain other information or otherwise establishes an exemption from backup withholding. A U.S. Holder that does not provide a correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

The term “Non-U.S. Holder” means a holder of Veoneer common stock that is not a U.S. Holder, a partnership, or an entity treated as a partnership for federal income tax purposes. The rules governing federal income taxation of Non-U.S. Holders are complex. This section is only a summary of such rules. Non-U.S. Holders are urged to consult their tax advisors to determine the impact of federal, state, local, and foreign income tax laws on the ownership of our common stock, including any reporting requirements.

U.S. Federal Income Tax Consequences of the Distribution and of the Ownership and Disposition of Veoneer Common Stock to Non-U.S. Holders

Distributions on Veoneer Common Stock. In general, the gross amount of any distribution made in respect of Veoneer common stock to the extent of the Company’s earnings and profits for U.S. federal income tax purposes will be treated as a dividend for U.S. federal income tax purposes. Generally, amounts distributed in excess of earnings and profits reduce the Non-U.S. Holder’s basis in the stock, and amounts distributed in excess of the basis result in capital gain. Unless an applicable treaty provides otherwise, any dividend generally will be subject to U.S. federal withholding tax at a rate of 30%. The applicable withholding agent will be required to withhold U.S. income tax at the rate of 30% on the gross amount of any ordinary distribution paid to a Non-U.S. Holder unless either:

•	a lower treaty rate applies and the Non-U.S. Holder furnishes to the applicable withholding agent an IRS Form W-8BEN or Form W-8BEN-E evidencing eligibility for that reduced rate; or

•	the Non-U.S. Holder provides the applicable withholding agent with an IRS Form W-8ECI claiming that the distribution is effectively connected income.

If the dividend is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, it will be taxed at graduated rates, similar to the manner in which U.S. Holders are taxed with respect to a distribution, and a Non-U.S. Holder that is a corporation also may be subject to a 30% branch profits tax with respect to the distribution (or such lower rate as may be specified by an applicable income tax treaty). Generally, distributions that reduce basis and that are treated as capital gains are not subject to withholding tax.

Disposition of Veoneer Common Stock. A Non-U.S. Holder who disposes of Veoneer common stock received in the distribution, generally will not be subject to U.S. federal income or withholding tax, on any gain recognized upon any sale, exchange, or other taxable disposition of Veoneer common stock received in the distribution by such Non-U.S. Holder, unless:

•

such gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•

such Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year in which such gain is recognized and certain other requirements are met.

Unless an applicable treaty provides otherwise, any gain described in the first bullet point above generally will be subject to U.S. federal income tax at graduated rates, similar to the manner that U.S. Holders are taxed on gains. Any gain described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) but may be offset by U.S.-source capital losses of the Non-U.S. Holder, if any, provided that the holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding. Generally, dividends paid with respect to Veoneer common stock, tax withheld, if any, and proceeds from the sale or other disposition of Veoneer common stock received in the United States by a Non-U.S. Holder or through certain financial intermediaries with certain U.S. connections are reported annually to the IRS. Copies of these information returns may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. In general, a Non-U.S. Holder will not be subject to backup withholding provided the Non-U.S. Holder complies with certain certification procedures (such as providing a valid IRS Form W-8BEN, Form W-8BEN-E, or Form W-8ECI or otherwise establishing an exemption). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Withholding on Certain Non-U.S. Holders

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes.

THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF VEONEER COMMON STOCK UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

SHARES ELIGIBLE FOR FUTURE SALE

Our common stock is listed on the NYSE under the symbol “VNE”. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Some shares of our common stock will not be available for sale for a certain period of time after this offering because they are subject to contractual and legal restrictions on resale some of which are described below. Sales of substantial amounts of common stock in the public market after these restrictions lapse, or the perception that these sales could occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Sale of Restricted Shares

All of the shares sold pursuant to the registration statement of which this prospectus forms a part will be freely transferable without restriction under the Securities Act, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are so registered and sold under the Securities Act or are sold pursuant to an exemption from registration under Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without registration, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates, who have met the six-month holding period for beneficial ownership of “restricted shares” of our common stock, are entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

•	1.0% of our then-outstanding shares of common stock, which will equal approximately shares immediately after this offering; and

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice of the sale on Form 144.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

Registration Statement on Form S-8

On June 21, 2018, we filed with the SEC a Registration Statement on Form S-8 registering an aggregate of 4,500,000 shares of common stock equity awards we have made and will make to our employees and certain other qualifying individuals, and the resale of those shares of common stock. The Form S-8 became effective upon filing and shares of common stock so registered will become freely tradable when issued.

Lock-Up Agreements

We and our directors and executive officers have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or any of our other equity or equity-linked securities for a period of 180 days following the date of this prospectus.

After the offering, certain of our employees, including our executive officers, and/or directors may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934. Sales under these trading plans would not be permitted until the expiration of the lock-up agreements relating to the offering described above.

LEGAL MATTERS

Alston & Bird LLP, Washington, D.C. will pass upon the validity of the securities (other than the SDRs) we offer by this prospectus and Vinge, Stockholm will pass upon the validity of any SDRs we offer by this prospectus. Cleary Gottlieb Steen & Hamilton LLP, London, United Kingdom is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Veoneer, Inc. appearing in Veoneer Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2018 have been audited by Ernst & Young AB, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Zenuity AB appearing in Veoneer Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2018 have been audited by Ernst & Young AB, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov. Information about us, including our SEC filings, is also available at our internet site at http://www.veoneer.com. However, the information contained on our website, except for the SEC filings referred to below, is not a part of, and shall not be deemed to be incorporated by reference into, this prospectus.

We have filed with the SEC a registration statement on Form S-1 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. For further information with respect to us and the offerings made under this prospectus, reference is hereby made to the registration statement. Any statement made herein concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to incorporate by reference certain information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (other than, in each case, information or documents deemed to have been “furnished” and not “filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 22, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on April 29, 2019;

•	our Current Reports on Form 8-K filed with the SEC on January 9, 2019, January 10, 2019, February 26, 2019 and May 10, 2019; and

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 27, 2019.

We will provide without charge to each person, including any beneficial owner, whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been or may be incorporated by reference into this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference into those documents. These documents are available on our Internet site at http://www.veoneer.com. You can also request those documents from our Executive Vice President Communications and IR at the following address:

Klarabergsviadukten, Section C, 6th Floor, SE-111 64

Box 13089, SE-10302

Stockholm, Sweden

Telephone: +46 8 527 762 00

Except as expressly provided above, no other information, including information on our Internet site, is incorporated by reference into this prospectus.

$350,000,000

Veoneer, Inc.

Common Stock

PROSPECTUS

                    , 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable in connection with the sale of our common stock being registered. Except as otherwise noted, the registrant will pay all of the costs and expenses set forth in the following table. All amounts are estimates except for the Securities and Exchange Commission, or SEC, registration fee and the Financial Industry Regulatory Authority, or FINRA, filing fee.

Amount to Be Paid
SEC Registration fee	$48,783
FINRA filing fee	60,875
Accounting fees and expenses	150,000
Legal fees and expenses	1,300,000
Printing expenses	70,000
Transfer agent fees and expenses	3,250

Total	$1,632,908

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or the DGCL, makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, our Amended and Restated Certificate of Incorporation, which we refer to as our Certificate of Incorporation, provides that, to the fullest extent permitted by the DGCL as it may be amended, no director shall be personally liable to the Company or to its stockholders for monetary damages for breach of his or her fiduciary duty as a director. The effect of this provision in our Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above.

Our Certificate of Incorporation provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture trust or other enterprise, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereof, and any taxes imposed on such person as a result of such payments) actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent authorized by the DGCL if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, provided that the Company shall indemnify such person in connection with any such action, suit or proceeding initiated by such person only if authorized by our board of directors or brought to enforce certain indemnification rights.

Our Certificate of Incorporation also provides that expenses incurred by an officer or director of the Company (acting in his or her capacity as such) in defending any such action, suit or proceeding shall be paid by the Company, provided that if required by the DGCL such expenses shall be advanced only upon delivery to the Company of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. Expenses incurred by other agents of the Company may be advanced upon such terms and conditions as our board of directors deems appropriate.

Our Certificate of Incorporation also provides that indemnification provided for in our Certificate of Incorporation or our Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and that the Company may purchase and maintain insurance to protect itself and any such person against any such expenses, liability and loss, whether or not the Company would have the power to indemnify such person against such expenses, liability or loss under the DGCL, our Certificate of Incorporation or our Bylaws.

In addition to the above, the Company has entered into indemnification agreements with each of its directors and certain of its officers. The indemnification agreements provide directors and such officers with the same indemnification by the Company as described above and assure directors and such officers that indemnification will continue to be provided despite future changes in our Certificate of Incorporation or our Bylaws. The Company also provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits and Financial Statement Schedules

(a)	The exhibits to the Registration Statement are listed in the Exhibit Index below and incorporated by reference herein.

(b)

All other financial statement schedules are omitted because they are not required or applicable under instructions contained in Regulation S-X or because the information called for is included in the 2018 Form 10-K or Veoneer, Inc.’s Unaudited Consolidated Financial Statements in the Form 10-Q for the quarter ended March 31, 2019.

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement

2.1	Distribution Agreement, dated June 28, 2018, between Veoneer, Inc. and Autoliv, Inc., incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed July 2, 2018.

3.1	Amended and Restated Certificate of Incorporation, incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed July 2, 2018.

3.2	Amended and Restated Bylaws, incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed July 2, 2018.

4.1	General Terms and Conditions for Swedish Depository Receipts in Veoneer, Inc., incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 10 filed June 4, 2018.

5.1*	Legal Opinion of Alston & Bird

5.2*	Legal Opinion of Vinge

10.1	Employee Matters Agreement, dated June 28, 2018, between Veoneer, Inc. and Autoliv, Inc., incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 2, 2018.

10.2	Tax Matters Agreement, dated June 28, 2018, between Veoneer, Inc. and Autoliv, Inc., incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed July 2, 2018.

10.3	Amended and Restated Master Transition Services Agreement between Veoneer, Inc. and Autoliv, Inc., incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed July 2, 2018.

10.4**	Joint Venture Agreement, dated April 18, 2017, between Volvo Car Corporation and Autoliv Development AB regarding Zenuity AB, incorporated herein by reference to Exhibit 10.5 to the Company’s Registration Statement on Form 10 filed June 4, 2018.

10.5	Joint Venture Agreement, dated March 7, 2016, by and among Autoliv ASP, Inc., Autoliv AB, Autoliv Holding, Inc. and Nissin Kogyo Co., Ltd., Nissin Kogyo Holdings USA, Inc. and Zhongshan Nissin Industry Co., Ltd., incorporated herein by reference to Exhibit 10.6 to the Company’s Registration Statement on Form 10 filed May 21, 2018.

10.6+	Employment Agreement, effective as of June 29, 2018, by and between Veoneer, Inc. and Jan Carlson, incorporated herein by reference to Exhibit 10.7 to the Company’s Registration Statement on Form 10 filed May 21, 2018.

10.7+	Addendum to Employment Agreement, dated August 20, 2018, by and between Veoneer, Inc. and Jan Carlson, incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed October 25, 2018.

10.8+	Severance Agreement, effective as of June 29, 2018, by and between Veoneer, Inc. and Jan Carlson, incorporated herein by reference to Exhibit 10.8 to the Company’s Registration Statement on Form 10 filed May 21, 2018.

10.9+	Employment Agreement, effective as of December 20, 2017, by and between Veoneer, Inc. and Mathias Hermansson, incorporated herein by reference to Exhibit 10.9 to the Company’s Registration Statement on Form 10 filed May 21, 2018.

Exhibit No.	Description

10.10+	Agreement of Resignations Conditions, effective December 20, 2018, by and between Veoneer, Inc. and Mathias Hermansson, incorporated herein by reference to Exhibit 10.10 the Company’s Annual Report on Form 10-K filed on February 22, 2019.

10.11+	Employment Agreement, effective January 8, 2019, by and between Veoneer, Inc. and Mats Backman, incorporated herein by reference to Exhibit 10.11 to the Company’s Annual Report on Form 10-K filed on February 22, 2019.

10.12+	Change-in-Control Severance Agreement, effective January 8, 2019, by and between Veoneer, Inc. and Mats Backman, incorporated herein by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K filed on February 22, 2019.

10.13+	Employment Agreement, effective as of June 29, 2018, by and between Veoneer, Inc. and Johan Löfvenholm, incorporated herein by reference to Exhibit 10.10 to the Company’s Registration Statement on Form 10 filed May 21, 2018.

10.14+	Change-in-Control Severance Agreement, effective as of June 29, 2018, by and between Veoneer, Inc. and Johan Löfvenholm, incorporated herein by reference to Exhibit 10.11 to the Company’s Registration Statement on Form 10 filed May 21, 2018.

10.15+

Mutual Separation Agreement, effective October 23, 2018, by and between Veoneer, Inc. and Johan Löfvenholm, incorporated herein by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K filed on February 22, 2019.

10.16+	Employment Agreement, effective as of June 29, 2018, by and between Veoneer, Inc. and Lars Sjöbring, incorporated herein by reference to Exhibit 10.12 to the Company’s Registration Statement on Form 10 filed May 21, 2018.

10.17+	Change-in-Control Severance Agreement, effective as of June 29, 2018, by and between Veoneer, Inc. and Lars Sjöbring, incorporated herein by reference to Exhibit 10.13 to the Company’s Registration Statement on Form 10 filed May 21, 2018.

10.18+	Employment Agreement, effective as of June 29, 2018, by and between Veoneer, Inc. and Thomas Jönsson, incorporated herein by reference to Exhibit 10.14 to the Company’s Registration Statement on Form 10 filed May 21, 2018.

10.19+	Employment Agreement, effective as of June 29, 2018, by and between Veoneer, Inc. and Art Blanchford, incorporated herein by reference to Exhibit 10.16 to the Company’s Registration Statement on Form 10 filed May 21, 2018.

10.20+	Employment Agreement, effective as of June 29, 2018, by and between Veoneer, Inc. and Peter Rogbrant, incorporated herein by reference to Exhibit 10.17 to the Company’s Registration Statement on Form 10 filed May 21, 2018.

10.21+	Employment Agreement, effective as of June 29, 2018, by and between Veoneer, Inc. and Mikko Taipale, incorporated herein by reference to Exhibit 10.15 to the Company’s Registration Statement on Form 10 filed May 21, 2018.

10.22+	Employment Agreement, effective as of June 29, 2018, by and between Veoneer, Inc. and Steven Rodé, incorporated herein by reference to Exhibit 10.18 to the Company’s Registration Statement on Form 10 filed May 21, 2018.

10.23+	Form of Indemnification Agreement between Veoneer, Inc. and its officers and directors, incorporated herein by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed July 2, 2018.

Exhibit No.	Description

10.24+	Veoneer, Inc. 2018 Stock Incentive Plan, incorporated by reference to Exhibit 10.17 to the Company’s Quarterly Report on Form 10-Q filed July 27, 2018.

10.25+	Form of Veoneer, Inc. Non-Employee Director Compensation Policy, incorporated by reference to Exhibit 10.18 to the Company’s Quarterly Report on Form 10-Q filed July 27, 2018.

10.26+	Form of Non-Employee Director restricted stock unit grant agreement to be used under the Veoneer, Inc. 2018 Stock Incentive Plan, incorporated by reference to Exhibit 10.19 to the Quarterly Report on Form 10-Q filed July 27, 2018.

10.27+	Veoneer, Inc. Non-Qualified Retirement Plan, incorporated by reference to Exhibit 10.20 to the Company’s Quarterly Report on Form 10-Q filed July 27, 2018.

10.28	Cooperation Agreement, dated May 24, 2018, among Autoliv, Inc., Veoneer, Inc. and Cevian Capital II GP Limited, incorporated herein by reference to Exhibit 10.21 to the Company’s Registration Statement on Form 10 filed June 4, 2018.

10.29	Form of Support Agreement among Autoliv, Inc., Veoneer, Inc. and the other parties thereto, incorporated herein by reference to Exhibit 10.22 to the Company’s Registration Statement on Form 10 filed June 4, 2018.

10.30+	Employment Agreement, effective November 13, 2018, by and between Veoneer, Inc. and Nishant Batra, incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on April 29, 2019.

10.31***	Licence and Supply Agreement by and between Velodyne LiDAR, Inc. and Veoneer, Inc., dated January 7, 2019, incorporated herein by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed on April 29, 2019.

21	List of Subsidiaries, incorporated herein by reference to Exhibit 21 to the Company’s Form 10-K filed February 22, 2019.

23.1*	Consent of Ernst & Young AB (Veoneer, Inc.)

23.2*	Consent of Ernst & Young AB (Zenuity AB)

23.3*	Consent of Alston & Bird (included in Exhibit 5.1)

23.4*	Consent of Vinge (included in Exhibit 5.2)

24*	Power of Attorney (contained on the signature pages to the Registration Statement on Form S-1).

*	Filed herewith.
+	Management contract or compensatory plan
**

Portions of this exhibit have been redacted pursuant to a confidential treatment request filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Exchange Act. The redacted portions of this exhibit have been filed with the Securities and Exchange Commission.

***

Portions of this exhibit have been omitted pursuant to Item 601(b)(10) of Regulation S-K. The Company agrees to furnish to the Securities and Exchange Commission a copy of any omitted portions of the exhibit upon request.

Item 17. Undertakings

(a)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stockholm, Sweden, on May 20, 2019.

VEONEER, INC.

By:	/s/ Mats Backman
Name:	Mats Backman
Title:	Chief Financial Officer and Executive Vice President of Financial Affairs

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mats Backman and Lars Sjöbring (with full power to each of them to act alone) severally, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her or on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and any additional registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for any offering contemplated by this Registration Statement, and to file the same, with all exhibits thereto and any and all other documents and instruments filed in connection therewith, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys-in-fact and agents, and each of them, full power and authority in the name and on behalf of each of the undersigned to do and to perform each and every act and thing requisite and necessary or advisable to be done in order to effectuate the same as fully as to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and/or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jan Carlson Jan Carlson	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	May 20, 2019

/s/ Mats Backman Mats Backman	Chief Financial Officer and Executive Vice President of Financial Affairs (Principal Financial Officer and Principal Accounting Officer)	May 20, 2019

/s/ Robert W. Alspaugh Robert W. Alspaugh	Director	May 20, 2019

/s/ Mary Louise Cummings Mary Louise Cummings	Director	May 20, 2019

Signature	Title	Date

/s/ Mark Durcan Mark Durcan	Director	May 20, 2019

/s/ James M. Ringler James M. Ringler	Director	May 20, 2019

/s/ Kazuhiko Sakamoto Kazuhiko Sakamoto	Director	May 20, 2019

/s/ Jonas Synnergren Jonas Synnergren	Director	May 20, 2019

/s/ Wolfgang Ziebart Wolfgang Ziebart	Director	May 20, 2019